Filed Pursuant to Rule 424(b)(5)
Registration No. 333-228939

Prospectus Supplement to Prospectus dated February 4, 2019
2,500,000 Shares
Class A Common Stock
___________________________
We are offering 2,500,000 shares of our Class A common stock.
Our Class A common stock is listed on the NASDAQ Global Select Market under the symbol “BAND.” On March 6, 2019, the last reported sale price of our Class A common stock on the NASDAQ Global Select Market was $55.20 per share.
We are an “emerging growth company” as defined under the federal securities laws and, as such, have elected to comply with certain reduced public company reporting requirements.
Investing in our Class A common stock involves risks. See “Risk Factors” beginning on page S-12 of this prospectus supplement and page 3 of the accompanying prospectus, as well as the documents incorporated by reference in this prospectus supplement, before making a decision to invest in our Class A common stock.
___________________________
Neither the Securities and Exchange Commission nor any other regulatory body has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.
___________________________

	Per Share	Total
Offering price	$54.25000	$135,625,000.00
Underwriting discounts and commissions(1)	$2.98375	$7,459,375.00
Proceeds, before offering expenses, to Bandwidth Inc.	$51.26625	$128,165,625.00
_______________

(1)	See the section titled “Underwriters” for additional information regarding compensation payable to the underwriters.
We have granted the underwriters the option to purchase up to an additional 375,000 shares of Class A common stock at the public offering price less underwriting discounts and commissions, within 30 days from the date of this prospectus supplement.
The underwriters expect to deliver the shares of Class A common stock to purchasers on or about March 11, 2019.
___________________________

MORGAN STANLEY	J.P. MORGAN	KEYBANC CAPITAL MARKETS	BAIRD

CANACCORD GENUITY		JMP SECURITIES
___________________________
Prospectus Supplement dated March 6, 2019.

PROSPECTUS SUPPLEMENT
PROSPECTUS
Neither we nor the underwriters have authorized anyone to provide any information or to make any representations other than those contained in this prospectus supplement or in any free writing prospectuses we have prepared or that have been prepared on our behalf or to which we have referred you. We and the underwriters take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. We are offering to sell, and seeking offers to buy, shares of Class A common stock only in jurisdictions where offers and sales are permitted. The information contained in this prospectus supplement is accurate only as of the date of this prospectus supplement, regardless of the time of delivery of this prospectus supplement or of any sale of the Class A common stock.

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For investors outside the United States: Neither we nor any of the underwriters have done anything that would permit this offering or possession or distribution of this prospectus supplement in any jurisdiction where action for that purpose is required, other than in the United States. Persons outside of the United States who come into possession of this prospectus supplement must inform themselves about, and observe any restrictions relating to, the offering of the shares of Class A common stock and the distribution of this prospectus supplement outside of the United States.

ABOUT THIS PROSPECTUS SUPPLEMENT
As used in this prospectus supplement and the accompanying prospectus, the terms “Bandwidth,” “the Company,” “we,” “us” and “our” refer to Bandwidth Inc., and its wholly owned subsidiaries, unless the context indicates otherwise.
This document is in two parts. The first part is this prospectus supplement, which describes the specific terms of this offering of shares of Class A common stock and also adds to and updates information contained in the accompanying prospectus and the documents incorporated by reference into this prospectus supplement and the accompanying prospectus. The second part is the accompanying prospectus, which gives more general information, some of which may not apply to this offering of shares of Class A common stock. Generally, when we refer to this prospectus, we are referring to both parts of this document combined. In this prospectus supplement, as permitted by law, we “incorporate by reference” information from other documents that we file with the Securities and Exchange Commission (“SEC”). This means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be a part of this prospectus supplement and the accompanying prospectus and should be read with the same care. When we update the information contained in documents that have been incorporated by reference by making future filings with the SEC, the information included or incorporated by reference in this prospectus supplement is considered to be automatically updated and superseded. In other words, in case of a conflict or inconsistency between information contained in this prospectus supplement and information in the accompanying prospectus or incorporated by reference into this prospectus supplement, you should rely on the information contained in the document that was filed later.
You should not consider any information in this prospectus supplement or the accompanying prospectus to be investment, legal or tax advice. You should consult your own counsel, accountants and other advisors for legal, tax, business, financial and related advice regarding the purchase of the common stock offered by this prospectus supplement. If the information varies between this prospectus supplement and the accompanying prospectus, the information in this prospectus supplement will apply and will supersede the information in the accompanying prospectus.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS
This prospectus supplement and the accompanying prospectus, including the documents incorporated or deemed to be incorporated by reference into this prospectus supplement and the accompanying prospectus, contain forward-looking statements. In some cases you can identify these statements by forward-looking words such as “believe,” “may,” “will,” “estimate,” “continue,” “anticipate,” “intend,” “could,” “would,” “project,” “plan,” “expect” or the negative or plural of these words or similar expressions. These forward-looking statements include, but are not limited to, statements about:

•	our ability to attract and retain customers, including large enterprises;

•	our approach to identifying, attracting and keeping new and existing customers, as well as our expectations regarding customer turnover;

•	our beliefs regarding network traffic growth and other trends related to the usage of our products and services;

•
our expectations regarding revenue, costs, expenses, gross margin, dollar based net retention rate, adjusted EBITDA, non-generally accepted accounting principles in the United States of America (“GAAP”), net income and capital expenditures;

•	our beliefs regarding the growth of our business and how that impacts our liquidity and capital resources requirements;

•	the sufficiency of our cash and cash equivalents to meet our liquidity needs;

•	our ability to attract, train, and retain qualified employees and key personnel;

•	our beliefs regarding the expense and productivity of, and competition for, our sales force;

•	our expectations regarding headcount;

•	our ability to maintain and benefit from our corporate culture;

•	our plans to further invest in and grow our business, and our ability to effectively manage our growth and associated investments;

•	our ability to introduce new products and services and enhance existing products and services;

•	our ability to compete successfully against current and future competitors;

•	the evolution of technology affecting our products, services and markets;

•	the impact of certain new accounting standards and guidance as well as the time and cost of continued compliance with existing rules and standards;

•	our beliefs regarding the use of Non-GAAP financial measures;

•	our ability to maintain, protect and enhance our intellectual property;

•	our expectations regarding litigation and other pending or potential disputes;

•	our ability to comply with modified or new laws and regulations;

•	the increased expenses associated with being a public company; and

•	our expectations regarding the period during which we qualify as an emerging growth company under the Jumpstart Our Business Startups Act (the “JOBS” Act).

These forward-looking statements are subject to a number of risks, uncertainties and assumptions, including those described in “Risk Factors” and in the section titled “Risk Factors” included in our Annual Report on Form 10-K for the year ended December 31, 2018, filed with the SEC on February 15, 2019, which is incorporated herein by reference. Moreover, we operate in a very competitive and rapidly changing environment. New risks emerge from time to time. It is not possible for our management to predict all risks, nor can we assess the impact of all factors on our business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements we may make. In light of these risks, uncertainties and assumptions, the forward-looking events and circumstances discussed in this prospectus supplement may not occur and actual results could differ materially and adversely from those anticipated or implied in the forward-looking statements.
You should not rely upon forward-looking statements as predictions of future events. Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee that the future results, levels of activity, performance or events and circumstances reflected in the forward-looking statements will be achieved or occur. Moreover, except as required by law, neither we nor any other person assumes responsibility for the accuracy and completeness of the forward-looking statements. We undertake no obligation to update publicly any forward-looking statements for any reason after the date of this prospectus supplement to conform these statements to actual results or to changes in our expectations.
You should read this prospectus supplement, the accompanying prospectus and the documents that we incorporate by reference in this prospectus supplement and the accompanying prospectus with the understanding that our actual future results, levels of activity, performance and events and circumstances may be materially different from what we expect.

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PROSPECTUS SUPPLEMENT SUMMARY
This summary highlights information contained elsewhere or incorporated by reference in this prospectus supplement or the accompanying prospectus. This summary may not contain all of the information that may be important to you. You should read the entire prospectus supplement and the accompanying prospectus carefully before you decide to invest in our Class A common stock. This prospectus supplement contains forward-looking statements, which involve risks and uncertainties. Our actual results could differ materially from those anticipated in such forward-looking statements as a result of certain factors, including those discussed in the “Risk Factors” and other sections of this prospectus supplement.
OVERVIEW
Overview
We are a leading cloud-based communications platform for enterprises in the United States. Our solutions include a broad range of software Application Programming Interfaces (“APIs”) for voice and text functionality and our owned and managed, purpose-built Internet Protocol (“IP”) voice network, one of the largest in the nation. Our sophisticated and easy-to-use software APIs allow enterprises to enhance their products and services by incorporating advanced voice and text capabilities. Companies use our platform to more frequently and seamlessly connect with their end users, add voice calling capabilities to residential Internet of Things (“IoT”) devices, offer end users new mobile application experiences and improve employee productivity, among other use cases. By owning and operating a capital-efficient, purpose-built IP voice network, we are able to offer advanced monitoring, reporting and analytics, superior customer service, dedicated operating teams, personalized support, and flexible cost structures. For more than a decade, we have pioneered the Communications Platform-as-a-Service (“CPaaS”) space through our innovation-rich culture and focus on empowering enterprises with end-to-end communications solutions.
As technologies evolve and new mobile applications and connected devices proliferate, enterprises must adapt and innovate their communications solutions to create a “connected” experience anywhere, anytime, on any device. Enterprises looking to capitalize on trends such as voice as an interface and Application-to-Person (“A2P”) messaging need solutions that are reliable, secure, scalable and cost-efficient. Most software-powered communications providers rely heavily on leased networks and cannot provide enterprise-grade service and support. We believe traditional large-scale network providers lack the capabilities to build robust software platforms for agile development of communications solutions. Enterprises focus on their core businesses and lack the technical know-how or strategic flexibility to build the customized solutions they require in-house. As a result, enterprises need a third-party, end-to-end, cloud-based software solution that eliminates the complexity and expense of building and maintaining their own communications platform.
Our solutions address enterprises’ communications needs and we believe they are shaping the future of how enterprises connect through embedded voice and text for applications and devices. At the core of our solutions are our communications software APIs, which allow companies to build products and services on top of our cloud-based, out-of-the-box software. Our software APIs include pre-defined functions that are easily customizable for specific use cases without the challenge and expense of building and deploying complex code. Moreover, our platform collects and analyzes terabytes of call and messaging data records in real-time and provide a seamless integration to CRM and Business Intelligence analytics tools to provide meaningful data driven actionable insights for critical business decisions. Customers can then launch and scale applications and solutions with reliability using our own nationwide IP voice network. Our voice software APIs allow enterprises to make and receive phone calls and create advanced voice experiences. Integration with our purpose-built IP voice network ensures enterprise-grade functionality and secure, high-quality connections. Our messaging software APIs provide enterprises with advanced tools to connect with end users via messaging. Our customers also use our solutions to enable 911 response capabilities, real-time provisioning and activation of phone numbers, and toll-free number messaging.
We are the only CPaaS provider in the industry with our own nationwide IP voice network, which we have purpose-built for our platform. Our network is capital-efficient and custom-built to support the applications and experiences that make a difference in the way enterprises communicate. Since a communications platform is only as strong as the network that backs it, we believe our network provides a significant competitive advantage in the control, quality, pricing power and scalability of our offering. We are able to control the quality and provide the support our customers expect, as well as efficiently meet scalability and cost requirements.
Our customers currently include only enterprises, which includes large enterprises, small and medium-sized businesses, emerging technology companies and any other business. Our customers operate in a diverse set of industries, including technology, communications, hospitality and services, that need to launch and scale robust communications experiences. Our customers choose Bandwidth because we empower them to embed seamless communications within their products and services in a reliable, flexible, scalable and cost-efficient manner. Our customers include Google Voice, Microsoft Office 365 Skype for Business, Cisco-Webex, Dialpad, RingCentral, GoDaddy, Kipsu, Rover and ZipRecruiter, among many others. We do not currently have any consumer or residential customers, although our enterprise customers may utilize our solutions to serve their own consumer or residential customers or end users.
Our usage-based revenue model allows us to grow with our customers and increase our revenue base as our customers expand their usage of our solutions. Our dollar-based net retention rate, which measures our customers’ increased utilization of our platform, was 111%, 107% and 118% for the years ended December 31, 2016, 2017 and 2018, respectively.
We have continued growing our business in recent periods. For the years ended December 31, 2016, 2017 and 2018, our revenue was $152.1 million, $163.0 million and $204.1 million, respectively, and our net income was $22.4 million, $6.0 million and $17.9 million, respectively.
Recent Developments
On February 19, 2019, we amended our current services arrangement with Republic Wireless (“Republic”). Pursuant to the terms of the new agreement, which will become effective on April 1, 2019, Republic will receive reduced pricing on its messaging services. All other terms and conditions of the existing agreement remain the same.
On March 1, 2019, we amended and restated our Credit and Security Agreement with KeyBank National Association (as amended, the “Credit and Security Agreement”). The Credit and Security Agreement includes a $25.0 million revolving loan, which includes a swing line of up to $1.0 million and limits letters of credit commitments to a maximum of $2.5 million. Substantially all of our assets are pledged as security under the Credit and Security Agreement. The term of the Credit and Security Agreement is three years and matures on March 1, 2022. Loans under the Credit and Security Agreement will bear interest at the highest of the prime rate, the federal funds effective rate plus 0.5 percent, and the London Interbank Offered Rate plus 1.00 percent. The Credit and Security Agreement contains customary representations, warranties, affirmative and negative covenants (including financial covenants), events of default and indemnification provisions in favor of the lenders. The negative covenants include restrictions regarding the incurrence of liens, subject to certain exceptions. The financial covenants require that we maintain minimum liquidity of $15.0 million in unrestricted cash and cash equivalents at any time and minimum quarterly CPaaS revenue at least equal to our indebtedness. As of March 1, 2019, no borrowings were outstanding. Accordingly, at March 1, 2019, $25.0 million of borrowing capacity was available for the purposes permitted by the Credit and Security Agreement.
Corporate Information
We are incorporated under the laws of the State of Delaware. Our principal executive offices are located at 900 Main Campus Drive, Suite 100, Raleigh, North Carolina 27606, and our telephone number is (800) 808-5150. Our website address is www.bandwidth.com. Our website and the information contained on, or that can be accessed through, our website are not part of this prospectus supplement.

THE OFFERING

Class A common stock offered by us	2,500,000 shares
Class A common stock to be outstanding after this offering	15,986,581 shares
Class B common stock to be outstanding after this offering	6,458,724 shares
Option to purchase additional shares of Class A common stock	375,000 shares
Voting power of our Class A common stock	Outstanding shares of our Class A common stock will represent approximately 20% of the voting power of our capital stock after this offering.
Use of proceeds
We estimate that the net proceeds from the sale of shares of our Class A common stock in this offering will be approximately $127 million (or approximately $147 million if the underwriters’ option to purchase additional shares of our Class A common stock from us is exercised in full), after deducting underwriting discounts and commissions and estimated offering expenses payable by us.

We intend to use the net proceeds from this offering for working capital and general corporate purposes, including further expansion of our sales and marketing and research and development (“R&D”) functions and for capital expenditures. In addition, we may use a portion of the proceeds from this offering for strategic acquisitions of, or investments in, complementary businesses, technologies or other assets, although we currently have no agreements, commitments or understandings with respect to any such transaction.

Voting rights
We have two classes of authorized common stock, Class A common stock and Class B common stock. The rights of the holders of Class A common stock and Class B common stock are identical, except with respect to voting and conversion rights. Each share of Class A common stock is entitled to one vote per share. Each share of Class B common stock is entitled to ten votes per share and is convertible into one share of Class A common stock. Outstanding shares of Class B common stock will represent approximately 80% of the voting power of our outstanding capital stock immediately following the completion of this offering, with our directors, executive officers, and 5% stockholders, and their respective affiliates, holding approximately 75% of the voting power of our capital stock following this offering. In the event that all of our holders of Class B common stock other than David A. Morken, our Co-Founder and Chief Executive Officer, convert their shares of Class B common stock to Class A common stock, we will be a “controlled company” under the corporate governance rules for NASDAQ-listed companies.

Risk factors
See the section titled “Risk Factors” and the other information included in this prospectus supplement and the accompanying prospectus for a discussion of factors you should carefully consider before deciding to invest in our Class A common stock.

NASDAQ symbol	“BAND.”

The total number of shares of our Class A and Class B common stock outstanding after this offering is based on 13,486,581 shares of our Class A common stock and 6,458,724 shares of our Class B common stock outstanding, as of February 25, 2019, and excludes:

•
1,463,194 shares of our Class A common stock issuable upon the exercise of outstanding options as of February 25, 2019 at a weighted-average exercise price of $7.81 per share, 1,446,316 shares of our Class A common stock issued under our 2010 Equity Compensation Plan, and 16,878 shares of our Class A common stock issued under our 2017 Incentive Award Plan;

•	477,138 shares of our Class A common stock issuable upon the vesting of outstanding restricted stock units issued under our 2017 Incentive Award Plan; and

•	1,328,855 shares of our Class A common stock reserved for future grant or issuance under our 2017 Incentive Award Plan.
Unless otherwise stated, information in this prospectus supplement (except for the historical financial statements) assumes:

•	no exercises of options outstanding as of February 25, 2019;

•	no vesting of restricted stock units; and

•	no exercise by the underwriters of their option to purchase up to an additional 375,000 shares of our Class A common stock from us.

SUMMARY CONSOLIDATED FINANCIAL INFORMATION
The following tables set forth a summary of our historical consolidated financial data as of, and for the periods ended on, the dates indicated. The consolidated statements of operations data for the years ended December 31, 2016, 2017 and 2018 and the consolidated balance sheets as of December 31, 2017 and 2018 are derived from our audited consolidated financial statements that are incorporated by reference into this prospectus supplement. You should read this data together with our audited consolidated financial statements and related notes thereto. Our historical results are not necessarily indicative of our future results.
The summary consolidated financial data in this section are not intended to replace the consolidated financial statements and are qualified in their entirety by the consolidated financial statements and related notes, which are incorporated by reference into this prospectus supplement.

	Year ended December 31,
Consolidated Statements of Operations Data:	2016	2017	2018
	(In thousands, except share and per share amounts)
Revenue	$152,135	$162,955	$204,113
Cost of revenue(1)	85,218	89,262	108,145
Gross profit	66,917	73,693	95,968
Operating expenses:
Research and development(1)	8,520	10,789	20,897
Sales and marketing(1)	9,294	11,218	20,731
General and administrative(1)	33,859	37,069	47,588
Total operating expenses	51,673	59,076	89,216
Operating income	15,244	14,617	6,752
Other (expense) income:
Interest (expense) income, net	(908)	(1,728)	301
Total other (expense) income	(908)	(1,728)	301
Income from continuing operations before income taxes	14,336	12,889	7,053
Income tax benefit (provision)(2) (3) (4)	11,094	(6,918)	10,870
Income from continuing operations	25,430	5,971	17,923
Loss from discontinued operations, net of income taxes	(3,072)	—	—
Net income	$22,358	$5,971	$17,923
Other comprehensive loss
Unrealized loss on marketable securities, net of income tax benefit	—	—	(1)
Total comprehensive income	$22,358	$5,971	$17,922
Earnings per share:
Income from continuing operations	$25,430	$5,971	$17,923
Less: net income allocated to participating securities	3,355	644	—
Income from continuing operations attributable to common stockholders	$22,075	$5,327	$17,923
Income from continuing operations per share
Basic	$1.89	$0.42	$0.96
Diluted	$1.72	$0.37	$0.85

Net income	$22,358	$5,971	$17,923
Less: income allocated to participating securities	2,950	644	—
Net income attributable to common stockholders	$19,408	$5,327	$17,923
Net income per share:
Basic	$1.66	$0.42	$0.96
Diluted	$1.51	$0.37	$0.85
Weighted average number of common shares outstanding:
Basic	11,678,568	12,590,221	18,573,067
Diluted	12,870,632	14,543,170	21,140,382

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(1)	Includes stock-based compensation expense as shown below.

	Year ended December 31,
Stock-based compensation expense:	2016	2017	2018
	(In thousands)
Cost of revenue	$61	$80	$114
Research and development	138	155	555
Sales and marketing	182	172	511
General and administrative	989	1,396	2,159
Total	$1,370	$1,803	$3,339

(2)	Includes $11,887 of excess tax benefits associated with the exercise of stock options and vesting of restricted stock units in the year ended December 31, 2018.

(3)	We recognized a tax benefit of $14,138 due to the release of the deferred tax asset valuation allowance subsequent to the spin-off of Republic Wireless for the year ended December 31, 2016.

(4)
On December 22, 2017, the Tax Cuts and Jobs Act (the “Act”) was enacted into law. As a result of this change in tax law, We recorded a remeasurement of our deferred tax assets (“DTA”), which resulted in additional income tax expense of $2,073.

	As of December 31,
Consolidated Balance Sheets Data:	2017	2018
	(In thousands)
Cash and cash equivalents	$37,627	$41,261
Working capital	40,734	58,691
Total assets	104,494	150,420
Total stockholders’ equity	76,711	108,770
Key Performance Indicators
We monitor the following key performance indicators (“KPIs”) to help us evaluate our business, identify trends affecting our business, formulate business plans, and make strategic decisions. We believe the following KPIs are useful in evaluating our business:

	Year ended December 31,
	2016	2017	2018
	(Dollars in thousands)
Number of active CPaaS customers (as of period end)(a)	798	965	1,230
Dollar-based net retention rate(b)	111%	107%	117.97%
Adjusted EBITDA(c)	$23,470	$22,223	$16,106
Free Cash Flow(c)	$10,881	$6,660	$10,186
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(a)
We believe the number of active CPaaS customer accounts is an important indicator of the growth of our business, the market acceptance of our platform and our future revenue trends. We define an active CPaaS customer account at the end of any period as an individual account, as identified by a unique account identifier, for which we have recognized at least $100 of revenue in the last month of the period. We believe that the use of our platform by active CPaaS customer accounts at or above the $100 per month threshold is a stronger indicator of potential future engagement than trial usage of our platform at levels below $100 per month. A single organization may constitute multiple unique active CPaaS customer accounts if it has multiple unique account identifiers, each of which is treated as a separate active CPaaS customer account. Customers who pay after using our platform and customers that have credit balances are included in the number of active CPaaS customer accounts. Customers from our Other segment are excluded in the number of active CPaaS customer accounts, unless they are also CPaaS customers. In each of the years ended December 31, 2016, 2017 and 2018, revenue from active CPaaS customer accounts represented approximately 99% of total CPaaS revenue.

(b)
Our ability to drive growth and generate incremental revenue depends, in part, on our ability to maintain and grow our relationships with our existing customers that generate CPaaS revenue and seek to increase their use of our platform. We track our performance in this area by measuring the dollar-based net retention rate for our customers who generate CPaaS revenue. Our dollar-based net retention rate compares the CPaaS revenue from customers in a quarter to the same quarter in the prior year. To calculate the dollar-based net retention rate, we first identify the cohort of customers that generate CPaaS revenue and that were customers in the same quarter of the prior year. The dollar-based net retention rate is obtained by dividing the CPaaS revenue generated from that cohort in a quarter, by the CPaaS revenue generated from that same cohort in the corresponding quarter in the prior year. When we calculate dollar-based net retention rate for periods longer than one quarter, we use the average of the quarterly dollar-based net retention rates for the quarters in such period. Our dollar-based net retention rate increases when such customers increase usage of a product, extend usage of a product to new applications or adopt a new product. Our dollar-based net retention rate decreases when such customers cease or reduce usage of a product or when we lower prices on our solutions. As our customers grow their business and extend the use of our platform, they sometimes create multiple customer accounts with us for operational or other reasons. As such, when we identify a significant customer organization (defined as a single customer organization generating more than 1% of CPaaS revenue in a quarterly reporting period) that has created a new CPaaS customer, this new customer is tied to, and CPaaS revenue from this new customer is included with, the original CPaaS customer for the purposes of calculating this metric.

(c)
We use Adjusted EBITDA, Non-GAAP net income and free cash flow for financial and operational decision making to evaluate period-to-period differences in our performance. Adjusted EBITDA, Non-GAAP net income and free cash flow are non-GAAP financial measures, which we believe are useful for investors in evaluating our overall financial performance. We believe these measures provide useful information about operating results, enhance the overall understanding of past financial performance and future prospects and allow for greater transparency with respect to key performance indicators used by management in its financial and operational decision making. Adjusted EBITDA is a key measure used by management to understand and evaluate our core operating performance and trends, to generate future operating plans and to make strategic decisions regarding the allocation of capital. In particular, the exclusion of certain expenses in calculating Adjusted EBITDA facilitates comparisons of our operating performance on a period-to-period basis.

We define Adjusted EBITDA as net income or losses from continuing operations, adjusted to reflect the addition or elimination of certain income statement items including, but not limited to:

•	income tax provision (benefit);

•	interest expense (income), net;

•	depreciation and amortization expense;

•	stock-based compensation expense;

•	impairment of intangible assets, if any;

•	loss (gain) on disposal of property and equipment, if any; and

•	change in fair value of financial instruments, including any change in shareholders’ anti-dilutive arrangements.

	Year ended December 31,
	2016	2017	2018
	(In thousands)
Income from continuing operations	$25,430	$5,971	$17,923
Income tax (benefit) provision(1)	(11,094)	6,918	(10,870)
Interest expense (income), net	908	1,728	(301)
Depreciation	5,251	4,873	5,270
Amortization	891	839	554
Stock-based compensation	1,370	1,803	3,339
Impairment of intangible asset	695	—	—
Loss on disposal of property and equipment	19	91	191
Adjusted EBITDA	$23,470	$22,223	$16,106
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(1)	Includes $11,887 of excess tax benefits associated with the exercise of stock options and vesting of restricted stock units in the year ended December 31, 2018.
We define Non-GAAP net income as net income adjusted for certain items affecting period-to-period comparability. Non-GAAP net income excludes:

•	stock-based compensation;

•	change in fair value of shareholders’ anti-dilutive arrangement;

•	amortization of acquired intangible assets related to the acquisition of Dash Carrier Services, LLC;

•	impairment charges of intangibles assets, if any;

•	loss (gain) on disposal of property and equipment;

•	estimated tax impact of above adjustments;

•	income tax benefit resulting from excess tax benefits associated with the exercise of stock options and vesting of restricted stock units;

•	benefit resulting from the release of the valuation allowance on our deferred tax assets (“DTA”); and

•	impact on remeasurement of DTA as a result of 2017 tax reform.

We believe Non-GAAP net income is a meaningful measure because by removing certain non-cash and other expenses we are able to evaluate our operating results in a manner we believe is more indicative of the current period’s performance. We believe the use of Non-GAAP net income may be helpful to investors because it provides consistency and comparability with past financial performance, facilitates period-to-period comparisons of results of operations and assists in comparisons with other companies, many of which may use similar non-GAAP financial information to supplement their GAAP results.

	Year ended December 31,
	2016	2017	2018
	(In thousands)
Net income	$22,358	$5,971	$17,923
Stock-based compensation	1,370	1,803	3,339
Amortization related to acquisitions	520	520	520
Impairment of intangible asset	695	—	—
Loss on disposal of property and equipment	19	91	191
Estimated tax effects of above adjustments	(994)	(921)	(1,038)
Release of valuation allowance(1)	(14,138)	—	—
Income tax benefit of option exercises	—	—	(11,887)
Remeasurement of DTA associated with tax rate change(2)	—	2,073	—
Non-GAAP net income	$9,830	$9,537	$9,048
Non-GAAP net income per Non-GAAP share
Basic	$0.73	$0.68	$0.49
Diluted	$0.67	$0.59	$0.43

Non-GAAP Weighted Average Number of Shares outstanding
Basic	11,678,568	12,590,221	18,573,067
Series A redeemable convertible preferred stock outstanding	1,775,000	1,522,123	—
Non-GAAP Basic Shares	13,453,568	14,112,344	18,573,067

Diluted	12,870,632	14,543,170	21,140,382
Series A redeemable convertible preferred stock outstanding	1,775,000	1,522,123	—
Non-GAAP Diluted Shares	14,645,632	16,065,293	21,140,382
_______________

(1)	We recognized a tax benefit of $14,138 due to the release of the deferred tax asset valuation allowance subsequent to the spin-off of Republic Wireless for the year ended December 31, 2016.

(2)	On December 22, 2017, the Act was enacted into law. As a result of this change in tax law, we recorded a remeasurement of our DTA, which resulted in additional income tax expense of $2,073.

Free cash flow represents net cash provided by or used in operating activities less net cash used in the acquisition of property and equipment and capitalized development costs of software for internal use. We believe that free cash flow is a useful indicator of liquidity and provides information to management and investors about the amount of cash generated from our core operations that can be used for investing in our business. Free cash flow has certain limitations in that it does not represent the total increase or decrease in the cash balance for the period, it does not take into consideration investment in long-term securities, nor does it represent the residual cash flows available for discretionary expenditures. Therefore, it is important to evaluate free cash flow along with our consolidated statements of cash flows.

	Year ended December 31,
	2016	2017	2018
	(In thousands)
Net cash provided by operating activities from continuing operations	$16,942	$14,623	$24,633
Net cash used in investing in capital assets(1)	(6,061)	(7,963)	(14,447)
Free cash flow	$10,881	$6,660	$10,186
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(1)	Represents the acquisition cost of property, equipment and capitalized development costs for software for internal use.

RISK FACTORS
Investing in our Class A common stock involves a high degree of risk. You should carefully consider the following risk factors as well as those described in our Annual Report on Form 10-K for the year ended December 31, 2018 and the other information in this prospectus supplement, before deciding to invest in our Class A common stock. The occurrence of any of the following risks could harm our business, financial condition, results of operations or prospects. In that case, the trading price of our Class A common stock could decline, and you may lose all or part of your investment.
Risks Related to this Offering and Ownership of Our Class A Common Stock
The trading price of our Class A common stock may be volatile, and you could lose all or part of your investment.
Prior to our initial public offering, there was no public market for shares of our Class A common stock. On November 10, 2017, we sold shares of our Class A common stock to the public at $20.00 per share. From November 10, 2017, the date that our Class A common stock began trading on the NASDAQ Global Select Market, through March 6, 2019, the trading price of our Class A common stock has ranged from $18.05 per share to $57.86 per share. The trading price of our Class A common stock may continue to be volatile and could fluctuate significantly in response to numerous factors, many of which are beyond our control, including:

•	price and volume fluctuations in the overall stock market from time to time;

•	volatility in the trading prices and trading volumes of technology stocks;

•	volatility in the trading volumes of our Class A common stock;

•	changes in operating performance and stock market valuations of other technology companies generally, or those in our industry in particular;

•	sales of shares of our Class A common stock by us or our stockholders;

•
failure of securities analysts to maintain coverage of us, changes in financial estimates by securities analysts who follow our company, or our failure to meet these estimates or the expectations of investors;

•	the financial projections we may provide to the public, any changes in those projections or our failure to meet those projections;

•	announcements by us or our competitors of new products or services;

•	the public’s reaction to our press releases, other public announcements and filings with the SEC;

•	rumors and market speculation involving us or other companies in our industry;

•	actual or anticipated changes in our results of operations or fluctuations in our results of operations;

•	actual or anticipated developments in our business, our competitors’ businesses or the competitive landscape generally;

•	litigation involving us, our industry or both;

•	regulatory actions or developments affecting our operations, those of our competitors or our industry more broadly;

•	developments or disputes concerning our intellectual property or other proprietary rights;

•	announced or completed acquisitions of businesses, products, services or technologies by us or our competitors;

•
new laws or regulations or new interpretations of existing laws or regulations applicable to our business, including the impact of changes in the tax code as a result of federal tax legislation enacted at the end of 2017 and uncertainty as to how some of those changes may be applied;

•	changes in accounting standards, policies, guidelines, interpretations or principles;

•	new rules adopted by certain index providers, such as S&P Dow Jones, that limit or preclude inclusion of companies with multi-class capital structures in certain of their indices;

•	any significant change in our management; and

•	general economic conditions and slow or negative growth of our markets.
In addition, in the past, securities class action litigation has often been instituted following periods of volatility in the overall market and the market price of a particular company’s securities. This litigation, if instituted against us, could result in substantial costs and a diversion of our management’s attention and resources.
Substantial future sales of shares of our Class A common stock could cause the market price of our Class A common stock to decline.
The market price of our Class A common stock could decline as a result of substantial sales of our Class A common stock, particularly sales by our directors, executive officers and significant stockholders, or the perception in the market that holders of a large number of shares intend to sell their shares.
Additionally, the shares of Class A common stock subject to outstanding options and restricted stock unit awards under our equity incentive plans and the shares reserved for future issuance under our equity incentive plans will become eligible for sale in the public market upon issuance. Certain holders of our Class A common stock have rights, subject to some conditions, to require us to file registration statements covering their shares or to include their shares in registration statements that we may file for our stockholders or ourselves.
A substantial portion of the outstanding shares of our Class A and Class B common stock after this offering will be restricted from immediate resale, but may be sold on a stock exchange in the near future. The large number of shares eligible for public sale or subject to rights requiring us to register them for public sale could depress the market price of our Class A common stock.
The market price of our Class A common stock could decline as a result of sales of a large number of shares of our Class A common stock in the market after this offering, and the perception that these sales could occur may also depress the market price of our Class A common stock. Based on 13,486,581 shares of our Class A common stock and 6,458,724 shares of our Class B common stock outstanding as of February 25, 2019, we will have 15,986,581 shares of our Class A common stock and 6,458,724 shares of our Class B common stock outstanding after this offering.
In connection with this offering, subject to certain exceptions, including sales to cover taxes in connection with vesting of equity awards and sales pursuant to trading plans established prior to this offering pursuant to Rule 10b5-1 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”) for the transfer of shares of common stock, and trading plans established during the 90 days following the date of this prospectus supplement if no sales occur pursuant to such plans until the date 91 days following the date of this prospectus supplement, we, all of our executive officers and directors and certain of our stockholders have agreed not to offer for sale, sell, contract to sell, grant any option for the sale of, transfer or otherwise dispose of any shares of our common stock, options or warrants to acquire shares of our common stock, or any security or instrument related to such common stock, option or warrant, without the permission of Morgan Stanley & Co. LLC, on behalf of the underwriters, for a period of 90 days following the date of this prospectus supplement. Due to these agreements and the provisions of our investors’ rights agreement described further in the section titled “Description of Capital Stock—Registration Rights,” in the accompanying prospectus and subject to the provisions of Rule 144 or Rule 701, shares of our Class A and Class B common stock will be available for sale in the public market as follows:

•
beginning on the date of this prospectus supplement, 15,025,352 shares of our Class A common stock (including all 2,500,000 shares of our Class A common stock sold in this offering and all 4,162,991 shares of our Class A common stock sold in our initial public offering) will be immediately available for sale in the public market; and

•
beginning 91 days after the date of this prospectus supplement, an additional 6,901,014 shares of our Class A and Class B common stock will be eligible for sale in the public market from time to time thereafter, subject in some cases to the volume and other restrictions of Rule 144.

Stockholders owning an aggregate of up to 764,469 shares are entitled, under contracts providing for registration rights, to require us to register shares owned by them for public sale in the United States. In addition, we have filed a registration statement to register shares reserved for future issuance under our equity compensation plans. Subject to the satisfaction of applicable exercise periods and expiration of the market standoff agreements and lock-up agreements referred to above, the shares issued upon exercise of outstanding stock options and settlement of outstanding restricted stock units will be available for immediate resale in the United States in the open market.
Sales of our shares as restrictions end or pursuant to registration rights may make it more difficult for us to sell equity securities in the future at a time and at a price that we deem appropriate. These sales also could cause the trading price of our Class A common stock to fall and make it more difficult for you to sell shares of our Class A common stock.
The dual class structure of our common stock has the effect of concentrating voting control with those stockholders who held our capital stock prior to the completion of our initial public offering, including our directors, executive officers and significant stockholders and their respective affiliates who will hold in the aggregate 75% of the voting power of our capital stock following the completion of this offering. This limits or precludes your ability to influence corporate matters, including the election of directors, amendments to our organizational documents and any merger, consolidation, sale of all or substantially all of our assets, or other major corporate transaction requiring stockholder approval.
Our Class A common stock, which is the stock we are offering in this offering, has one vote per share, and our Class B common stock has ten votes per share. Following this offering, our directors, executive officers and holders of more than 5% of our common stock, and their respective affiliates, will hold in the aggregate 75% of the voting power of our capital stock. Because of the ten-to-one voting ratio between our Class B and Class A common stock, the holders of our Class B common stock collectively will continue to control a majority of the combined voting power of our common stock and therefore be able to control all matters submitted to our stockholders for approval. This concentrated control limits or precludes your ability to influence corporate matters for the foreseeable future, including the election of directors, amendments to our organizational documents, and any merger, consolidation, sale of all or substantially all of our assets, or other major corporate transaction requiring stockholder approval. In addition, this may prevent or discourage unsolicited acquisition proposals or offers for our capital stock that you may feel are in your best interest as one of our stockholders.
Future transfers by holders of Class B common stock will generally result in those shares converting to Class A common stock, subject to limited exceptions, such as certain transfers effected for estate planning purposes. The conversion of Class B common stock to Class A common stock will have the effect, over time, of increasing the relative voting power of those holders of Class B common stock who retain their shares in the long term. See the section titled “Description of Capital Stock—Anti-Takeover Provisions” in the accompanying prospectus for additional information.
We cannot predict the impact our capital structure may have on our stock price.
In July 2017, S&P Dow Jones, a provider of widely followed stock indices, announced that companies with multiple share classes, such as ours, will not be eligible for inclusion in certain of their indices. As a result, our Class A common stock will likely not be eligible for these stock indices. Additionally, FTSE Russell, another provider of widely followed stock indices, announced plans in July 2017 to require new constituents of its indices to have at least five percent of their voting rights in the hands of public stockholders. Many investment funds are precluded from investing in companies that are not included in such indices, and these funds would be unable to purchase our

Class A common stock if we were not included in such indices. We cannot assure you that other stock indices will not take a similar approach to S&P Dow Jones or FTSE Russell in the future. Exclusion from indices could make our Class A common stock less attractive to investors and, as a result, the market price of our Class A common stock could be adversely affected.
We may become controlled by David A. Morken, our Co-Founder and Chief Executive Officer, whose interests may differ from other stockholders.
Following the completion of this offering, if all or substantially all of the holders of our Class B common stock convert their shares into Class A common stock voluntarily or otherwise, Mr. Morken may control approximately 58% of the combined voting power of our outstanding capital stock. As a result, Mr. Morken may have the ability to control the appointment of our management, the entering into of mergers, sales of substantially all or all of our assets and other extraordinary transactions and influence amendments to our certificate of incorporation and bylaws. If Mr. Morken controls a majority of the voting power of our outstanding capital stock, he would have the ability to control the vote in any election of directors and would have the ability to prevent any transaction that requires shareholder approval regardless of whether other shareholders believe the transaction is in our best interests. In any of these matters, the interests of Mr. Morken may differ from or conflict with your interests. Moreover, this concentration of ownership may also adversely affect the trading price for our Class A common stock to the extent investors perceive disadvantages in owning stock of a company with a controlling shareholder.
To the extent we become a “controlled company,” we may take advantage of the applicable exemption to the corporate governance rules for NASDAQ-listed companies, which could make our Class A common stock less attractive to some investors or otherwise harm our stock price.
We may qualify as a “controlled company” under the corporate governance rules for NASDAQ-listed companies if all of our holders of Class B common stock, other than Mr. Morken, convert their shares of Class B common stock to Class A common stock. If we qualify as a “controlled company,” we may take advantage of related exemptions to the corporate governance rules. As a result, we may not (i) have a majority of our board of directors that are independent or (ii) have a compensation committee or an independent nominating function. Accordingly, should the interests of our controlling stockholder differ from those of other stockholders, the other stockholders may not have the same protections afforded to stockholders of companies that are subject to all of the corporate governance rules for NASDAQ-listed companies. Our status as a controlled company could make our Class A common stock less attractive to some investors or otherwise harm our stock price.
If securities or industry analysts cease publishing research or reports about us, our business or our market, or if they change their recommendations regarding our Class A common stock adversely, the trading price of our Class A common stock and trading volume could decline.
The trading market for our Class A common stock is influenced by the research and reports that securities or industry analysts may publish about us, our business, our market or our competitors. If any of the analysts who may cover us change their recommendation regarding our Class A common stock in an adverse manner, or provide more favorable recommendations about our competitors relative to us, the trading price of our Class A common stock would likely decline. If any analyst who covers us were to cease coverage of our company or fail to regularly publish reports on us, we could lose visibility in the financial markets, which in turn could cause the trading price of our Class A common stock or trading volume to decline.
We may invest or spend the proceeds of this offering in ways with which you may not agree or in ways which may not yield a return.
The net proceeds from the sale of our shares of our Class A common stock by us in this offering may be used for general corporate purposes, including sales and marketing activities, such as further expansion of our product development and sales and marketing organizations, working capital, general and administrative matters and capital expenditures. We may also use a portion of the net proceeds for the acquisition of, or investment in, technologies, solutions or businesses that complement our business, although we have no present commitments or agreements to enter into any acquisitions or investments. We will have broad discretion over the uses of the net proceeds from this offering, and you will not have the opportunity, as part of your investment decision, to assess whether the proceeds are being used appropriately. Until the net proceeds are used, they may be placed in investments that do not produce significant income or that may lose value.
Anti-takeover provisions contained in our second amended and restated certificate of incorporation and second amended and restated bylaws, as well as provisions of Delaware law, could impair a takeover attempt.
Our second amended and restated certificate of incorporation, second amended and restated bylaws and Delaware law contain provisions which could have the effect of rendering more difficult, delaying, or preventing an acquisition deemed undesirable by our board of directors. Among other things, our second amended and restated certificate of incorporation and second amended and restated bylaws include provisions:

•
authorizing “blank check” preferred stock, which could be issued by our board of directors without stockholder approval and may contain voting, liquidation, dividend and other rights superior to our Class A and Class B common stock;

•	limiting the liability of, and providing indemnification to, our directors and officers;

•	limiting the ability of our stockholders to call and bring business before special meetings;

•
providing for a dual class common stock structure in which holders of our Class B common stock have the ability to control the outcome of matters requiring stockholder approval, even if they own significantly less than a majority of the outstanding shares of our Class A and Class B common stock, including the election of directors and significant corporate transactions, such as a merger or other sale of our company or its assets;

•	providing that our board of directors is classified into three classes of directors with staggered three-year terms;

•	prohibiting stockholder action by written consent, which requires all stockholder actions to be taken at a meeting of our stockholders;

•	requiring super-majority voting to amend some provisions in our second amended and restated certificate of incorporation and second amended and restated bylaws;

•	requiring advance notice of stockholder proposals for business to be conducted at meetings of our stockholders and for nominations of candidates for election to our board of directors; and

•	controlling the procedures for the conduct and scheduling of board of directors and stockholder meetings.
These provisions, alone or together, could delay or prevent hostile takeovers and changes in control or changes in our management.
As a Delaware corporation, we are also subject to provisions of Delaware law, including Section 203 of the Delaware General Corporation Law, which prevents certain stockholders holding more than 15% of our outstanding common stock from engaging in certain business combinations without approval of the holders of at least two-thirds of our outstanding common stock not held by such 15% or greater stockholder.
Any provision of our second amended and restated certificate of incorporation, second amended and restated bylaws or Delaware law that has the effect of delaying, preventing or deterring a change in control could limit the opportunity for our stockholders to receive a premium for their shares of our Class A common stock and could also affect the price that some investors are willing to pay for our Class A common stock.
Our second amended and restated certificate of incorporation and our second amended and restated bylaws include super-majority voting provisions that will limit your ability to influence corporate matters.
Our second amended and restated certificate of incorporation and our second amended and restated bylaws include provisions that require the affirmative vote of two-thirds of all of the outstanding shares of our capital stock entitled to vote to effect certain changes. These changes include amending or repealing our second amended and restated bylaws or second amended and restated certificate of incorporation or removing a director from office for cause. If all or substantially all of the holders of our Class B common stock convert their shares into Class A common stock voluntarily or otherwise, Mr. Morken may control the majority of the voting power of our outstanding capital stock, and therefore he may have the ability to prevent any such changes, which will limit your ability to influence corporate matters.
Our second amended and restated bylaws provide, subject to certain exceptions, that the Court of Chancery of the State of Delaware will be the sole and exclusive forum for certain stockholder litigation matters, which could limit our stockholders’ ability to obtain a favorable judicial forum for disputes with us or our directors, officers, employees or stockholders.
Our second amended and restated bylaws provide, subject to limited exceptions, that the Court of Chancery of the State of Delaware will, to the fullest extent permitted by law, be the sole and exclusive forum for (i) any derivative action or proceeding brought on our behalf; (ii) any action asserting a claim of breach of a fiduciary duty owed by any of our directors, officers or stockholder to us or our stockholders; (iii) any action asserting a claim against us that is governed by the internal affairs doctrine; or (iv) any action arising pursuant to any provision of the Delaware General Corporation Law, our second amended and restated certificate of incorporation or our second amended and restated bylaws. If a stockholder files an action within the scope of the preceding sentence in any other court than a court located in Delaware, the stockholder shall be deemed to have consented to the provisions of our second amended and restated bylaws described above. This choice of forum provision may limit a stockholder’s ability to bring a claim in a judicial forum that it finds favorable for disputes with us or any of our directors, officers, other employees or stockholders which may discourage lawsuits with respect to such claims. Alternatively, if a court were to find the choice of forum provision contained in our second amended and restated bylaws to be inapplicable or unenforceable in an action, we may incur additional costs associated with resolving such action in other jurisdictions, which could materially adversely affect our business, financial condition and results of operations.
We may need additional capital in the future and such capital may be limited or unavailable. Failure to raise capital when needed could prevent us from growing in accordance with our plans.
We may require more capital in the future from equity or debt financings to fund our operations, finance investments in equipment and infrastructure, acquire complementary businesses and technologies, and respond to competitive pressures and potential strategic opportunities. If we are required to raise additional funds through further issuances of equity or other securities convertible into equity, our existing stockholders could suffer significant dilution, and any new shares we issue could have rights, preferences or privileges senior to those of the holders of our Class A common stock. The additional capital we may seek may not be available on favorable terms or at all. In addition, our credit facility limits our ability to incur additional indebtedness under certain circumstances. If we are unable to obtain capital on favorable terms or at all, we may have to reduce our operations or forego opportunities, and this may have a material adverse effect on our business, financial condition and results of operations.
We do not intend to pay dividends for the foreseeable future.
We have never declared or paid any cash dividends on our Class A common stock and do not intend to pay any cash dividends in the foreseeable future. We anticipate that we will retain all of our future earnings for use in the development of our business and for general corporate purposes. Any determination to pay dividends in the future will be at the discretion of our board of directors. In addition, the terms of our credit facility contain restrictions on our ability to declare and pay cash dividends on our capital stock. Accordingly, investors must rely on sales of their Class A common stock after price appreciation, which may never occur, as the only way to realize any future gains on their investments.
If a large number of shares of our Class A common stock is sold in the public market, the sales could reduce the trading price of our Class A common stock and impede our ability to raise future capital.
We cannot predict what effect, if any, future issuances by us of our Class A common stock will have on the market price of our Class A common stock. In addition, shares of our Class A common stock that we issue in connection with an acquisition may not be subject to resale restrictions. The market price of our Class A common stock could drop significantly if certain large holders of our Class A common stock, or recipients of our Class A common stock in connection with an acquisition, sell all or a significant portion of their shares of Class A common stock or are perceived by the market as intending to sell these shares other than in an orderly manner. In addition, these sales could impair our ability to raise capital through the sale of additional Class A common stock in the capital markets.

USE OF PROCEEDS
We estimate that the net proceeds to us from the sale of the shares of our Class A common stock offered by us will be approximately $127 million, after deducting underwriting discounts and commissions and estimated offering expenses payable by us. If the underwriters’ option to purchase additional shares in this offering is exercised in full, we estimate that our net proceeds will be approximately $147 million, after deducting underwriting discounts and commissions and estimated offering expenses payable by us.
The principal purposes of this offering are to increase our capitalization and financial flexibility. As of the date of this prospectus supplement, we cannot specify with certainty all of the particular uses for the net proceeds to us of this offering. However, we currently intend to use the net proceeds to us from this offering primarily for general corporate purposes, including sales and marketing activities, such as further expansion of our product development and sales and marketing organizations, working capital, general and administrative matters and capital expenditures. We may also use a portion of the net proceeds for the acquisition of, or investment in, technologies, solutions or businesses that complement our business, although we have no present commitments or agreements to enter into any acquisitions or investments. We will have broad discretion over the uses of the net proceeds from this offering. Pending these uses, we intend to invest the net proceeds from this offering in short-term, investment-grade interest-bearing securities such as money market funds, certificates of deposit, commercial paper and guaranteed obligations of the U.S. government.

MATERIAL U.S. FEDERAL INCOME TAX CONSIDERATIONS TO NON-U.S. HOLDERS OF OUR COMMON STOCK
The following is a summary of the material U.S. federal income tax consequences to non-U.S. holders (as defined below) of the acquisition, ownership and disposition of our Class A common stock issued pursuant to this offering, but does not purport to be a complete analysis of all potential tax effects. The effects of other U.S. federal tax laws, such as estate and gift tax consequences, and any applicable state, local or non-U.S. tax laws are not discussed. This discussion is based on the U.S. Internal Revenue Code of 1986, as amended (the “Code”), Treasury Regulations promulgated thereunder, judicial decisions, and published rulings and administrative pronouncements of the Internal Revenue Service (the “IRS”), all as in effect as of the date of this offering. These authorities may change or be subject to differing interpretations. Any such change or differing interpretation may be applied retroactively in a manner that could adversely affect a non-U.S. holder of our Class A common stock. No ruling has been or will be sought from the IRS with respect to the matters discussed below, and there can be no assurance that the IRS or a court will not take a contrary position regarding the tax consequences of the acquisition, ownership or disposition of our Class A common stock.
This discussion is limited to non-U.S. holders who purchase our Class A common stock issued pursuant to this offering and who hold such Class A common stock as a “capital asset” within the meaning of Section 1221 of the Code (generally, property held for investment). This discussion does not address all of the U.S. federal income tax consequences that may be relevant to a particular holder in light of such holder’s particular circumstances, including the impact of the Medicare contribution tax on net investment income. This discussion also does not consider any specific facts or circumstances that may be relevant to holders subject to special rules, including, without limitation, U.S. expatriates and former citizens or long-term residents of the United States, partnerships or other entities or arrangements treated as partnerships for U.S. federal income tax purposes (and investors therein), real estate investment trusts, regulated investment companies, “controlled foreign corporations,” “passive foreign investment companies,” corporations that accumulate earnings to avoid U.S. federal income tax, banks, financial institutions, investment funds, insurance companies, brokers, dealers or traders in securities, commodities or currencies, tax-exempt organizations or governmental organizations, tax-qualified retirement plans, persons subject to the alternative minimum tax, persons that own, or have owned, actually or constructively, more than 5% of our common stock, persons deemed to sell our common stock under the constructive sale provisions of the Code, persons who hold or receive our common stock pursuant to the exercise of any employee stock option or otherwise as compensation, “qualified foreign pension funds” as defined in Section 897(l)(2) of the Code and entities all of the interests of which are held by qualified foreign pension funds, and persons holding our common stock as part of a hedge, straddle, or other risk reduction strategy or as part of a conversion transaction or other integrated investment.
If an entity treated as a partnership for U.S. federal income tax purposes holds our Class A common stock, the tax treatment of an owner in such entity will depend on the status of such owner, the activities of such entity and certain determinations made at the owner level. Accordingly, entities treated as partnerships for U.S. federal income tax purposes holding our Class A common stock and the owners in such entities should consult their tax advisors regarding the U.S. federal income tax consequences to them.
THIS DISCUSSION IS FOR INFORMATIONAL PURPOSES ONLY AND IS NOT TAX ADVICE. INVESTORS SHOULD CONSULT THEIR TAX ADVISORS WITH RESPECT TO THE APPLICATION OF THE U.S. FEDERAL INCOME TAX LAWS TO THEIR PARTICULAR SITUATIONS AS WELL AS ANY TAX CONSEQUENCES OF THE ACQUISITION, OWNERSHIP AND DISPOSITION OF OUR CLASS A COMMON STOCK ARISING UNDER THE U.S. FEDERAL ESTATE OR GIFT TAX LAWS OR UNDER THE LAWS OF ANY STATE, LOCAL OR NON-U.S. TAXING JURISDICTION OR UNDER ANY APPLICABLE INCOME TAX TREATY.
Definition of Non-U.S. Holder
For purposes of this discussion, a “non-U.S. holder” is any beneficial owner of our Class A common stock that is not a “U.S. person” or an entity treated as partnership for U.S. federal income tax purposes. A U.S. person is any person that, for U.S. federal income tax purposes, is or is treated as any of the following:

•	an individual who is a citizen or resident of the United States;

•	a corporation (or other entity treated as a corporation for U.S. federal income tax purposes) created or organized under the laws of the United States, any state thereof or the District of Columbia;

•	an estate, the income of which is subject to U.S. federal income tax regardless of its source; or

•
a trust that (1) is subject to the primary supervision of a U.S. court and the control of one or more “United States” persons (within the meaning of Section 7701(a)(30) of the Code), or (2) has a valid election in effect under applicable Treasury Regulations to be treated as a United States person for U.S. federal income tax purposes.

Distributions on Our Class A Common Stock
We have never declared or paid, and do not anticipate declaring or paying, any cash dividends on our Class A common stock in the foreseeable future. However, if we do make distributions of cash or property on our Class A common stock, such distributions will constitute dividends for U.S. federal income tax purposes to the extent paid from our current or accumulated earnings and profits, as determined under U.S. federal income tax principles. Amounts not treated as dividends for U.S. federal income tax purposes will constitute a return of capital and first be applied against and reduce a non-U.S. holder’s adjusted tax basis in its Class A common stock, but not below zero. Any excess will be treated as capital gain and will be treated as described below under “Gain on Sale or Other Taxable Disposition of Our Class A Common Stock.”
Subject to the discussion below on effectively connected income, dividends paid to a non-U.S. holder of our Class A common stock generally will be subject to U.S. federal withholding tax at a rate of 30% of the gross amount of the dividends (or such lower rate specified by an applicable income tax treaty, provided the non-U.S. holder furnishes a valid IRS Form W-8BEN or W-8BEN-E (or other applicable documentation) certifying qualification for the lower treaty rate). A non-U.S. holder that does not timely furnish the required documentation, but that qualifies for a reduced treaty rate, may obtain a refund of any excess amounts withheld by timely filing an appropriate claim for refund with the IRS. Non-U.S. holders should consult their tax advisors regarding their entitlement to benefits under any applicable income tax treaty.
If dividends paid to a non-U.S. holder are effectively connected with the non-U.S. holder’s conduct of a trade or business within the United States (and, if required by an applicable income tax treaty, the non-U.S. holder maintains a permanent establishment in the United States to which such dividends are attributable), the non-U.S. holder will be exempt from the U.S. federal withholding tax described above. To claim the exemption, the non-U.S. holder must generally furnish to the applicable withholding agent a valid IRS Form W-8ECI, certifying that the dividends are effectively connected with the non-U.S. holder’s conduct of a trade or business within the United States.
Any such effectively connected dividends will be subject to U.S. federal income tax on a net income basis at the regular graduated rates. A non-U.S. holder that is a corporation also may be subject to a branch profits tax at a rate of 30% (or such lower rate specified by an applicable income tax treaty) on such effectively connected dividends, as adjusted for certain items. Non-U.S. holders should consult their tax advisors regarding any applicable tax treaties that may provide for different rules.
Gain on Sale or Other Taxable Disposition of Our Class A Common Stock
A non-U.S. holder generally will not be subject to U.S. federal income tax on any gain realized upon the sale or other taxable disposition of our Class A common stock, unless:

•
the gain is effectively connected with the non-U.S. holder’s conduct of a trade or business in the United States (and, if required by an applicable income tax treaty, the non-U.S. holder maintains a permanent establishment in the United States to which such gain is attributable);

•	the non-U.S. holder is a nonresident alien individual present in the United States for 183 days or more during the taxable year of the disposition, and certain other requirements are met; or

•
our Class A common stock constitutes a United States real property interest (“USRPI”) by reason of our status as a United States real property holding corporation (“USRPHC”) for U.S. federal income tax purposes.

Gain described in the first bullet point above will be subject to U.S. federal income tax on a net income basis at the regular graduated U.S. federal income tax rates. A non-U.S. holder that is a corporation also may be subject to branch profits tax at a rate of 30% (or such lower rate specified by an applicable income tax treaty) on such effectively connected gain, as adjusted for certain items. Non-U.S. holders should consult their tax advisors regarding any applicable income tax treaties that may provide for different rules.
Gain described in the second bullet point above will be subject to U.S. federal income tax at a rate of 30% (or such lower rate specified by an applicable income tax treaty), which may be offset by U.S. source capital losses of the non-U.S. holder (even though the individual is not considered a resident of the United States), provided that the non-U.S. holder has timely filed U.S. federal income tax returns with respect to such losses.
With respect to the third bullet point above, we believe we currently are not, and do not anticipate becoming, a USRPHC. Because the determination of whether we are a USRPHC depends, however, on the fair market value of our USRPIs relative to the fair market value of our non-U.S. real property interests and our other business assets, there can be no assurance we currently are not a USRPHC or will not become one in the future. Even if we are or were to become a USRPHC, gain arising from the sale or other taxable disposition by a non-U.S. holder of our Class A common stock will not be subject to U.S. federal income tax if our Class A common stock is “regularly traded,” as defined by applicable Treasury Regulations, on an established securities market, and such non-U.S. holder owned, actually and constructively, 5% or less of our Class A common stock throughout the shorter of the five-year period ending on the date of the sale or other taxable disposition or the non-U.S. holder’s holding period.
Non-U.S. holders should consult their tax advisors regarding potentially applicable income tax treaties that may provide for different rules.
Information Reporting and Backup Withholding
Payments of dividends on our Class A common stock will not be subject to backup withholding, provided the applicable withholding agent does not have actual knowledge or reason to know the non-U.S. holder is a United States person and the non-U.S. holder either certifies its non-U.S. status, such as by furnishing a valid IRS Form W-8BEN, W-8BEN-E or W-8ECI, or otherwise establishes an exemption. However, information returns are required to be filed with the IRS in connection with any dividends on our Class A common stock paid to the non-U.S. holder, regardless of whether any tax was actually withheld. In addition, proceeds of the sale or other taxable disposition of our Class A common stock within the United States or conducted through certain U.S.-related brokers generally will not be subject to backup withholding or information reporting, if the applicable withholding agent receives the certification described above and does not have actual knowledge or reason to know that such holder is a United States person, or the holder otherwise establishes an exemption. Proceeds of a disposition of our Class A common stock conducted through a non-U.S. office of a non-U.S. broker generally will not be subject to backup withholding or information reporting.
Copies of information returns that are filed with the IRS may also be made available under the provisions of an applicable treaty or agreement with the tax authorities of the country in which the non-U.S. holder resides or is established.
Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules may be allowed as a refund or a credit against a non-U.S. holder’s U.S. federal income tax liability, provided the required information is timely furnished to the IRS.
Withholdable Payments to Foreign Financial Entities and Other Foreign Entities
Withholding taxes may be imposed under Sections 1471 to 1474 of the Code (such Sections commonly referred to as the Foreign Account Tax Compliance Act, or “FATCA”) on certain types of payments made to non-U.S. financial institutions and certain other non-U.S. entities. Specifically, a 30% withholding tax may be imposed on dividends on, or (subject to the proposed Treasury Regulations discussed below) gross proceeds from the sale or other disposition of, our Class A common stock paid to a “foreign financial institution” or a “non-financial foreign entity” (each as defined in the Code), unless (1) the foreign financial institution undertakes certain diligence and reporting obligations, (2) the non-financial foreign entity either certifies it does not have any “substantial United States owners” (as defined in the Code) or furnishes identifying information regarding each substantial United States owner, or (3) the foreign financial institution or non-financial foreign entity otherwise qualifies for an exemption from these rules. If the payee is a foreign financial institution and is subject to the diligence and reporting requirements in (1) above, it must enter into an agreement with the U.S. Department of the Treasury requiring, among other things, that it undertake to identify accounts held by certain “specified United States persons” or “United States-owned foreign entities” (each as defined in the Code), annually report certain information about such accounts, and withhold 30% on certain payments to non-compliant foreign financial institutions and certain other account holders. Foreign financial institutions located in jurisdictions that have an intergovernmental agreement with the United States governing FATCA may be subject to different rules.
Under the applicable Treasury Regulations and administrative guidance, withholding under FATCA generally applies to payments of dividends on our Class A common stock.While withholding under FATCA would have applied also to payments of gross proceeds from the sale or other disposition of stock on or after January 1, 2019, recently proposed Treasury Regulations eliminate FATCA withholding on payments of gross proceeds entirely. Taxpayers generally may rely on these proposed Treasury Regulations until final Treasury Regulations are issued.
Prospective investors should consult their tax advisors regarding the potential application of withholding under FATCA to their investment in our Class A common stock.

UNDERWRITING
Under the terms and subject to the conditions in an underwriting agreement dated the date of this prospectus supplement, the underwriters named below, for whom Morgan Stanley & Co. LLC and J.P. Morgan Securities LLC are acting as representatives, have severally agreed to purchase, and we have agreed to sell to them, severally, the number of shares of Class A common stock indicated below:

Name	Number of Shares of Class A Common Stock
Morgan Stanley & Co. LLC	875,000
J.P. Morgan Securities LLC	700,000
KeyBanc Capital Markets Inc.	275,000
Robert W. Baird & Co. Incorporated	225,000
Canaccord Genuity LLC	212,500
JMP Securities LLC	212,500
Total:	2,500,000
The underwriters and the representatives are collectively referred to as the “underwriters” and the “representatives,” respectively. The underwriters are offering the shares of Class A common stock subject to their acceptance of the shares from us and subject to prior sale. The underwriting agreement provides that the obligations of the several underwriters to pay for and accept delivery of the shares of Class A common stock offered by this prospectus supplement are subject to the approval of certain legal matters by their counsel and to certain other conditions. The underwriters are obligated to take and pay for all of the shares of Class A common stock offered by this prospectus supplement if any such shares are taken. However, the underwriters are not required to take or pay for the shares of Class A common stock covered by the underwriters’ option described below.
The underwriters initially propose to offer part of the shares of Class A common stock directly to the public at the offering price listed on the cover page of this prospectus supplement and part to certain dealers. After the initial offering of the shares of Class A common stock, the offering price and other selling terms may from time to time be varied by the representatives.
We have granted to the underwriters an option, exercisable for 30 days from the date of this prospectus supplement, to purchase up to 375,000 additional shares of Class A common stock from us at the public offering price listed on the cover page of this prospectus supplement, less underwriting discounts and commissions. To the extent the option is exercised, each underwriter will become obligated, subject to certain conditions, to purchase about the same percentage of the additional shares of Class A common stock as the number listed next to the underwriter’s name in the preceding table bears to the total number of shares of Class A common stock listed next to the names of all underwriters in the preceding table.
The following table shows the per share and total public offering price, underwriting discounts and commissions, and proceeds before expenses to us. These amounts are shown assuming both no exercise and full exercise of the underwriters’ option to purchase up to an additional 375,000 shares of Class A common stock.

		Total
	Per Share	No Exercise	Full Exercise
Public offering price	$54.25000	$135,625,000.00	$155,968,750.00
Underwriting discounts and commissions to be paid by us	$2.98375	$7,459,375.00	$8,578,281.25
Proceeds, before expenses, to us	$51.26625	$128,165,625.00	$147,390,468.75

The estimated offering expenses payable by us, exclusive of the underwriting discounts and commissions, are approximately $865,000. We have agreed to reimburse the underwriters for expenses relating to clearance of this offering with the Financial Industry Regulatory Authority up to $35,000.
The underwriters have informed us that they do not intend sales to discretionary accounts to exceed 5% of the total number of shares of Class A common stock offered by them.
Our Class A common stock is listed on the NASDAQ Global Select Market under the trading symbol “BAND”.
We have agreed that, during a period of 90 days from the date of this prospectus supplement (the “restricted period”), we will not, without the prior written consent of Morgan Stanley & Co. LLC on behalf of the underwriters, (i) offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, lend, or otherwise transfer or dispose of, directly or indirectly, any shares of Class A common stock or any securities convertible into or exercisable or exchangeable for Class A common stock or make any public announcement of its intention to enter into any of the foregoing or (2) enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of the Class A common stock, whether any such transaction described in clause (1) or (2) above is to be settled by delivery of Class A common stock or such other securities, in cash or otherwise or (3) file any registration statement with the SEC relating to the offering of any shares of Class A common stock or any securities convertible into or exercisable or exchangeable for Class A common stock. The foregoing sentence will not apply to (A) the shares of Class A common stock to be sold in this offering, (B) the issuance of shares of Class A common stock upon the exercise of an option or warrant (whether by cash exercise or “net” or “cashless exercise”) or the conversion of a security outstanding on the date of this prospectus supplement of which the underwriters have been advised in writing (including pursuant to disclosures made herein), including shares of Class A common stock issuable upon conversion of Class B common stock or convertible preferred stock in connection with this offering, (C) the establishment of a trading plan pursuant to Rule 10b5-1 under the Exchange Act for the transfer of shares of Class A common stock, provided that (i) such plan does not provide for the transfer of Class A common stock during the restricted period and (ii) to the extent a public announcement or filing under the Exchange Act, if any, is required of or voluntarily made by or on behalf of us regarding the establishment of such plan, such announcement or filing shall include a statement to the effect that no transfer of Class A common stock may be made under such plan during the restricted period, (D) the issuance of equity-based awards pursuant to the equity incentive award plans described in this prospectus supplement, (E) the filing of a registration statement on Form S-8 relating to the shares of Class A common stock granted, or options to purchase, pursuant to or reserved for issuance under our equity incentive award plans or (F) the sale or issuance of or entry into an agreement to sell or issue shares of Class A common stock or securities convertible into or exercisable or exchangeable for Class A common stock in connection with (1) mergers, (2) acquisition of securities, businesses, proper or other assets, (3) joint ventures or (4) strategic alliances; provided the aggregate number of shares of Class A common stock or securities convertible into or exercisable for Class A common stock (on an as-converted or as-exercised basis, as the case may be) that we may sell or issue or agree to sell or issue pursuant to this clause (F) shall not exceed 5% of the total number of shares of our Class A common stock issued and outstanding immediately following the completion of this offering (determined on a fully-diluted basis and as adjusted for stock splits, stock dividends and other similar events after the date of this prospectus supplement); and provided further, that each recipient of shares of Class A common stock or securities convertible into or exercisable for Class A common stock pursuant to this clause (F) shall be bound by those conditions applicable to our directors, officers and holders of more than 5% of our outstanding common stock and stock options detailed below.
In addition, all directors, executive officers and certain stockholders have agreed that, without the prior written consent of Morgan Stanley & Co. LLC on behalf of the underwriters, they will not, during the restricted period:

•
offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, lend, or otherwise transfer or dispose of, directly or indirectly, any shares of common stock beneficially owned (as such term is used in the Exchange Act), by such person or any other securities so owned convertible into or exercisable or exchangeable for common stock or make any public announcement of its intention to enter into any of the foregoing;

•	enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of the common stock;
whether any such transaction described above is to be settled by delivery of common stock or such other securities, in cash or otherwise. In addition, each such person agrees that, without the prior written consent of Morgan Stanley & Co. LLC on behalf of the underwriters, such person will not, during the restricted period, make any demand for, or exercise any right with respect to, the registration of any shares of common stock or any security convertible into or exercisable or exchangeable for common stock.
Notwithstanding the immediately preceding paragraph, and subject to the conditions below, such person may transfer the lock-up securities without the prior written consent of Morgan Stanley & Co. LLC on behalf of the underwriters, provided that, (1) with respect to paragraphs (i) – (vi) below, Morgan Stanley & Co. LLC receives a signed lock-up agreement for the balance of the lockup period from each donee, trustee, distributee, or transferee, as the case may be, and (2) with respect to paragraphs (i) – (vii) below, no filing under Section 16(a) of the Exchange Act, reporting a reduction in beneficial ownership of shares of common stock, shall be required or shall be voluntarily made during the restricted period (other than a filing on a Form 5):

i.	as a bona fide gift; or

ii.
to any trust for the direct or indirect benefit of such person or the immediate family of such person (for this purpose, “immediate family” shall mean any relationship by blood, marriage or adoption, not more remote than first cousin); or

iii.
to any corporation, partnership, limited liability company, investment fund or other entity controlled or managed, or under common control or management by such person or the immediate family of such person; or

iv.	by will, other testamentary document or intestate succession to the legal representative, heir, beneficiary or a member of the immediate family of such person; or

v.
as distributions to such person’s partners, members, stockholders or affiliates (as such term is defined in Rule 501(b) under the Securities Act) or any of its affiliates’ directors, officers and employees;

vi.	to a nominee or custodian of a person or entity to whom disposition or transfer would be permissible under (i) - (v) above; or

vii.	from an executive officer to us upon death, disability or termination of employment of such executive officer.
The restrictions described in the preceding paragraphs do not apply to:

•
the establishment of a trading plan pursuant to Rule 10b5-1 under the Exchange Act for the transfer of shares of common stock, provided that (i) such plan does not provide for the transfer of common stock during the restricted period and (ii) to the extent a public announcement or filing under the Exchange Act, if any, is required of or voluntarily made by or on behalf of such person or us regarding the establishment of such plan, such announcement or filing shall include a statement to the effect that no transfer of common stock may be made under such plan during the restricted period; or

•
any sales of common stock pursuant to a trading plan established pursuant to Rule 10b5-1 under the Exchange Act for the transfer of shares of common stock, provided that such plan was established on or prior to the date of the execution of the underwriting agreement in connection with this offering; or

•
the exercise of options to purchase shares of common stock granted under any stock incentive plan or stock purchase plan, which plan is described in this prospectus supplement or the accompanying prospectus, provided that the lock-up agreement shall apply to any securities issued upon such exercise and provided further that no filing under Section 16(a) of the Exchange Act, reporting a reduction in beneficial ownership of the underlying shares, shall be required or shall be voluntarily made during the restricted period (other than a filing on a Form 5); or

•
the transfer or sale of shares of common stock (or any security convertible into common stock) in connection with a vesting event of such securities or upon the exercise of options to purchase our securities, which securities or options have been issued pursuant to an incentive plan or stock purchase plan described in this prospectus supplement, on a “cashless” or “net exercise” basis or to cover tax withholding obligations in connection with such vesting or exercise, provided that no filing under Section 16(a) of the Exchange Act, reporting a reduction in beneficial ownership of the underlying shares, shall be required or shall be voluntarily made during the restricted period (other than a filing on a Form 5), unless such filing shall clearly indicate in the footnotes thereto that the filing relates to the exercise of equity awards and that the shares of common stock received upon exercise of such securities, after giving effect to such “cashless” or “net exercise” and tax withholding obligations, are subject to the lock-up agreement; or

•
the transfer or disposition of shares of common stock (or any security convertible into or exercisable or exchangeable for common stock) that occurs by operation of law, pursuant to a qualified domestic order or in connection with a divorce settlement, provided that the lock-up agreement shall apply to any such securities, provided further that any associated filing under Section 16(a) of the Exchange Act shall clearly indicate in the footnotes thereto that the filing relates to the circumstances described herein; or

•	the conversion of shares of Class B common stock into Class A common stock; provided that the lock-up agreement shall apply to any such shares of Class A common stock; or

•
the transfer of shares of common stock (or any security convertible into or exercisable or exchangeable for common stock) pursuant to a bona fide third-party tender offer, merger, consolidation or other similar transaction made to all holders of the common stock involving a change of control of us, provided that in the event that the tender offer, merger, consolidation or other such transaction is not completed, the common stock shall remain subject to the lock-up agreement; or

•
the transfer or disposal of shares of common stock acquired on the open market following the offering provided that no filing under Section 16(a) of the Exchange Act shall be required or shall be voluntarily made during the restricted period (other than a filing on a Form 5).

In addition to the exceptions listed in the previous paragraph, David Morken’s lock-up agreement will permit the transfer, sale or disposition of up to 34,505 shares of Class B common stock to John Murdock pursuant to an option described in this prospectus supplement, the prospectus or the documents incorporated by reference herein, provided that no filing under Section 16(a) of the Exchange Act, reporting a reduction in beneficial ownership of shares of common stock, shall be required or shall be voluntarily made during the restricted period (other than a filing on a Form 5), unless such filing shall clearly indicate in the footnotes thereto that the filing relates to this option. Further, John Murdock’s lock-up agreement will permit the purchase of up to 34,505 shares of Class B common stock from David Morken pursuant to the option described in the preceding sentence, provided that the underlying shares when owned by Mr. Murdock shall continue to be subject to the lock-up agreement other than with respect to a number of shares necessary to cover the payment of taxes in connection with this purchase (the “Tax Shares”) and provided further that no filing under Section 16(a) of the Exchange Act, reporting a reduction in beneficial ownership of shares of common stock, shall be required or shall be voluntarily made during the restricted period (other than a filing on a Form 5), unless such filing shall clearly indicate in the footnotes thereto that the filing relates to this option and that the shares acquired by Mr. Murdock other than the Tax Shares are subject to the lock-up agreement.
Morgan Stanley & Co. LLC, in its sole discretion, may release the common stock and other securities subject to the lock-up agreements described above in whole or in part at any time.
In order to facilitate the offering of the Class A common stock, the underwriters may engage in transactions that stabilize, maintain or otherwise affect the price of the Class A common stock. Specifically, the underwriters may sell more shares of the Class A common stock than they are obligated to purchase under the underwriting agreement, creating a short position. A short sale is covered if the short position is no greater than the number of shares of the

Class A common stock available for purchase by the underwriters under the option to purchase additional shares of Class A common stock. The underwriters can close out a covered short sale by exercising the option to purchase additional shares of Class A common stock or purchasing shares of the Class A common stock in the open market. In determining the source of shares of the Class A common stock to close out a covered short sale, the underwriters will consider, among other things, the open market price of shares of the Class A common stock compared to the price available under the option to purchase additional shares of Class A common stock. The underwriters may also sell shares of the Class A common stock in excess of the option to purchase additional shares of Class A common stock, creating a naked short position. The underwriters must close out any naked short position by purchasing shares of the Class A common stock in the open market. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of the Class A common stock in the open market after pricing that could adversely affect investors who purchase in this offering. As an additional means of facilitating this offering, the underwriters may bid for, and purchase, shares of Class A common stock in the open market to stabilize the price of the Class A common stock. These activities may raise or maintain the market price of the Class A common stock above independent market levels or prevent or retard a decline in the market price of the Class A common stock. The underwriters are not required to engage in these activities and may end any of these activities at any time.
We and the underwriters have agreed to indemnify each other against certain liabilities, including liabilities under the Securities Act.
A prospectus supplement in electronic format may be made available on websites maintained by one or more underwriters, or selling group members, if any, participating in this offering. The representatives may agree to allocate a number of shares of Class A common stock to underwriters for sale to their online brokerage account holders. Internet distributions will be allocated by the representatives to underwriters that may make Internet distributions on the same basis as other allocations.
The underwriters and their respective affiliates are full service financial institutions engaged in various activities, which may include securities trading, commercial and investment banking, financial advisory, investment management, investment research, principal investment, hedging, financing and brokerage activities. Certain of the underwriters and their respective affiliates have, from time to time, performed, and may in the future perform, various financial advisory and investment banking services for us, for which they received or will receive customary fees and expenses.
In addition, in the ordinary course of their various business activities, the underwriters and their respective affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own account and for the accounts of their customers and may at any time hold long and short positions in such securities and instruments. Such investment and securities activities may involve our securities and instruments. The underwriters and their respective affiliates may also make investment recommendations or publish or express independent research views in respect of such securities or instruments and may at any time hold, or recommend to clients that they acquire, long or short positions in such securities and instruments.
KeyBanc Capital Markets Inc. and certain of its affiliates are lenders and/or agents under our credit facility, as well as an underwriter in this offering, and, to the extent proceeds from this offering are used to repay amounts outstanding thereunder, will receive a portion of the net proceeds from this offering in connection with the repayment of our credit facility.

Selling Restrictions
European Economic Area
In relation to each Member State of the European Economic Area which has implemented the Prospectus Directive (each, a “Relevant Member State”) an offer to the public of any shares of our Class A common stock may not be made in that Relevant Member State, except that an offer to the public in that Relevant Member State of any shares of our Class A common stock may be made at any time under the following exemptions under the Prospectus Directive, if they have been implemented in that Relevant Member State:

(a)	to any legal entity which is a qualified investor as defined in the Prospectus Directive; or

(b)
in any other circumstances falling within Article 3(2) of the Prospectus Directive, provided that no such offer of shares of our Class A common stock shall result in a requirement for the publication by us or any underwriter of a prospectus pursuant to Article 3 of the Prospectus Directive.

For the purposes of this provision, the expression an “offer to the public” in relation to any shares of our Class A common stock in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and any shares of our Class A common stock to be offered so as to enable an investor to decide to purchase any shares of our Class A common stock, as the same may be varied in that Member State by any measure implementing the Prospectus Directive in that Member State, the expression “Prospectus Directive” means Directive 2003/71/EC (and amendments thereto, including the 2010 PD Amending Directive, to the extent implemented in the Relevant Member State), and includes any relevant implementing measure in the Relevant Member State, and the expression “2010 PD Amending Directive” means Directive 2010/73/EU.
United Kingdom
Each underwriter has represented and agreed that:

(a)
it has only communicated or caused to be communicated and will only communicate or cause to be communicated an invitation or inducement to engage in investment activity (within the meaning of Section 21 of the Financial Services and Markets Act 2000 (“FSMA”) received by it in connection with the issue or sale of the shares of our Class A common stock in circumstances in which Section 21(1) of the FSMA does not apply to us; and

(b)
it has complied and will comply with all applicable provisions of the FSMA with respect to anything done by it in relation to the shares of our Class A common stock in, from or otherwise involving the United Kingdom.

Canada
The securities may be sold only to purchasers purchasing, or deemed to be purchasing, as principal that are accredited investors, as defined in National Instrument 45-106 Prospectus Exemptions or subsection 73.3(1) of the Securities Act (Ontario), and are permitted clients, as defined in National Instrument 31-103 Registration Requirements, Exemptions and Ongoing Registrant Obligations. Any resale of the securities must be made in accordance with an exemption from, or in a transaction not subject to, the prospectus requirements of applicable securities laws.
Securities legislation in certain provinces or territories of Canada may provide a purchaser with remedies for rescission or damages if this prospectus supplement (including any amendment thereto) contains a misrepresentation, provided that the remedies for rescission or damages are exercised by the purchaser within the time limit prescribed by the securities legislation of the purchaser’s province or territory. The purchaser should refer to any applicable provisions of the securities legislation of the purchaser’s province or territory for particulars of these rights or consult with a legal advisor.
Pursuant to section 3A.3 (or, in the case of securities issued or guaranteed by the government of a non-Canadian jurisdiction, section 3A.4) of National Instrument 33-105 Underwriting Conflicts (“NI 33-105”), the underwriters are not required to comply with the disclosure requirements of NI 33-105 regarding underwriter conflicts of interest in connection with this offering.
Switzerland
The shares of Class A common stock may not be publicly offered in Switzerland and will not be listed on the SIX Swiss Exchange (“SIX”) or on any other stock exchange or regulated trading facility in Switzerland. This document has been prepared without regard to the disclosure standards for issuance prospectuses under art. 652a or art. 1156 of the Swiss Code of Obligations or the disclosure standards for listing prospectuses under art. 27 ff. of the SIX Listing Rules or the listing rules of any other stock exchange or regulated trading facility in Switzerland. Neither this document nor any other offering or marketing material relating to the shares or the offering may be publicly distributed or otherwise made publicly available in Switzerland.
Neither this document nor any other offering or marketing material relating to the offering, us or the shares have been or will be filed with or approved by any Swiss regulatory authority. In particular, this document will not be filed with, and the offer of shares will not be supervised by, the Swiss Financial Market Supervisory Authority FINMA (“FINMA”) and the offer of shares has not been and will not be authorized under the Swiss Federal Act on Collective Investment Schemes (“CISA”). The investor protection afforded to acquirers of interests in collective investment schemes under the CISA does not extend to acquirers of shares.
Australia
No placement document, prospectus, product disclosure statement or other disclosure document has been lodged with the Australian Securities and Investments Commission (“ASIC”) in relation to the offering. This prospectus supplement does not constitute a prospectus, product disclosure statement or other disclosure document under the Corporations Act, and does not purport to include the information required for a prospectus, product disclosure statement or other disclosure document under the Corporations Act.
Any offer in Australia of the shares may only be made to persons, or to the Exempt Investors, who are “sophisticated investors” (within the meaning of section 708(8) of the Corporations Act), “professional investors” (within the meaning of section 708(11) of the Corporations Act) or otherwise pursuant to one or more exemptions contained in section 708 of the Corporations Act so that it is lawful to offer the shares without disclosure to investors under Chapter 6D of the Corporations Act.
The shares applied for by Exempt Investors in Australia must not be offered for sale in Australia in the period of 12 months after the date of allotment under the offering, except in circumstances where disclosure to investors under Chapter 6D of the Corporations Act would not be required pursuant to an exemption under section 708 of the Corporations Act or otherwise or where the offer is pursuant to a disclosure document which complies with Chapter 6D of the Corporations Act. Any person acquiring shares must observe such Australian on-sale restrictions.
This prospectus supplement contains general information only and does not take into account the investment objectives, financial situation or particular needs of any particular person. It does not contain any securities recommendations or financial product advice. Before making an investment decision, investors need to consider whether the information in this prospectus supplement is appropriate for their needs, objectives and circumstances, and, if necessary, seek expert advice on those matters.
Hong Kong
The shares of Class A common stock have not been offered or sold and will not be offered or sold in Hong Kong, by means of any document, other than (i) to “professional investors” as defined in the Securities and Futures Ordinance (Cap. 571) of Hong Kong and any rules made under that Ordinance; or (ii) in other circumstances which do not result in the document being a “prospectus” as defined in the Companies (Winding Up and Miscellaneous Provisions) Ordinance (Cap. 32) of Hong Kong or which do not constitute an offer to the public within the meaning of that Ordinance. No advertisement, invitation or document relating to the shares of Class A common stock has been or may be issued or has been or may be in the possession of any person for the purposes of issuance, whether in Hong Kong or elsewhere, which is directed at, or the contents of which are likely to be accessed or read by, the public of Hong Kong (except if permitted to do so under the securities laws of Hong Kong) other than with respect to shares of Class A common stock which are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” as defined in the Securities and Futures Ordinance and any rules made under that Ordinance.
Japan
No registration pursuant to Article 4, paragraph 1 of the Financial Instruments and Exchange Law of Japan (Law No. 25 of 1948, as amended) (the “FIEL”) has been made or will be made with respect to the solicitation of the application for the acquisition of the shares of Class A common stock.
Accordingly, the shares of Class A common stock have not been, directly or indirectly, offered or sold and will not be, directly or indirectly, offered or sold in Japan or to, or for the benefit of, any resident of Japan (which term as used herein means any person resident in Japan, including any corporation or other entity organized under the laws of Japan) or to others for re-offering or resale, directly or indirectly, in Japan or to, or for the benefit of, any resident of Japan except pursuant to an exemption from the registration requirements, and otherwise in compliance with, the FIEL and the other applicable laws and regulations of Japan.
For Qualified Institutional Investors (“QII”)
Please note that the solicitation for newly-issued or secondary securities (each as described in Paragraph 2, Article 4 of the FIEL) in relation to the shares of Class A common stock constitutes either a “QII only private placement” or a “QII only secondary distribution” (each as described in Paragraph 1, Article 23-13 of the FIEL). Disclosure regarding any such solicitation, as is otherwise prescribed in Paragraph 1, Article 4 of the FIEL, has not been made in relation to the shares of Class A common stock. The shares of Class A common stock may only be transferred to QIIs.
For Non-QII Investors
Please note that the solicitation for newly-issued or secondary securities (each as described in Paragraph 2, Article 4 of the FIEL) in relation to the shares of Class A common stock constitutes either a “small number private placement” or a “small number private secondary distribution” (each as is described in Paragraph 4, Article 23-13 of the FIEL). Disclosure regarding any such solicitation, as is otherwise prescribed in Paragraph 1, Article 4 of the FIEL, has not been made in relation to the shares of Class A common stock. The shares of Class A common stock may only be transferred en bloc without subdivision to a single investor.
Singapore
This prospectus supplement has not been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, this prospectus supplement and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the shares of Class A common stock may not be circulated or distributed, nor may the shares of Class A common stock be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Singapore other than (i) to an institutional investor under Section 274 of the Securities and Futures Act, Chapter 289 of Singapore (the “SFA”) (ii) to a relevant person pursuant to Section 275(1), or any person pursuant to Section 275(1A), and in accordance with the conditions specified in Section 275, of the SFA, or (iii) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA.
Where the shares of Class A common stock are subscribed or purchased under Section 275 of the SFA by a relevant person which is:

(a)
a corporation (which is not an accredited investor (as defined in Section 4A of the SFA)) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor; or

(b)
a trust (where the trustee is not an accredited investor) the sole purpose of which is to hold investments and each beneficiary of the trust is an individual who is an accredited investor, securities (as defined in

Section 239(1) of the SFA) of that corporation or the beneficiaries’ rights and interest (howsoever described) in that trust shall not be transferred within six months after that corporation or that trust has acquired the shares of Class A common stock pursuant to an offer made under Section 275 of the SFA except:

i.	to an institutional investor or to a relevant person defined in Section 275(2) of the SFA, or to any person arising from an offer referred to in Section 275(1A) or Section 276(4)(i)(B) of the SFA;

ii.	where no consideration is or will be given for the transfer;

iii.	where the transfer is by operation of law;

iv.	as specified in Section 276(7) of the SFA; or

v.	as specified in Regulation of the Securities and Futures (Offers of Investments) (Shares and Debentures) Regulations 2005 of Singapore.

LEGAL MATTERS
The validity of the shares of Class A common stock offered hereby will be passed upon for us by Latham & Watkins LLP. The underwriters are being represented by Davis Polk & Wardwell LLP, in connection with this offering.
EXPERTS
The consolidated financial statements of Bandwidth Inc. appearing in Bandwidth Inc.’s Annual Report (Form 10-K) for the year ended December 31, 2018 have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their report thereon, included therein, and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such report given on the authority of such firm as experts in accounting and auditing.
WHERE YOU CAN FIND MORE INFORMATION
We file annual, quarterly and special reports and other information with the SEC. The SEC maintains a website that contains reports, proxy and information statements and other information about issuers, such as us, who file electronically with the SEC. The address of that website is http://www.sec.gov.
Our Class A common stock is traded on the Global Select Market of the NASDAQ Stock Market. Material filed by us can also be inspected at the offices of the Financial Industry Regulatory Authority, 1735 K Street, N.W., Washington, D.C. 20006.
This prospectus supplement and the accompanying prospectus are part of a registration statement on Form S-3 that we filed with the SEC and do not contain all of the information in the registration statement. The full registration statement may be obtained from the SEC or us, as provided above. Our second amended and restated certificate of incorporation, second amended and restated bylaws and other documents establishing the terms of the offered securities are or may be filed as exhibits to the registration statement. Statements in this prospectus supplement and the accompanying prospectus about these documents are summaries and each statement is qualified in all respects by reference to the document to which it refers. You should refer to the actual documents for a more complete description of the relevant matters.
INFORMATION INCORPORATED BY REFERENCE
The SEC’s rules allow us to “incorporate by reference” information into this prospectus supplement and accompanying prospectus, which means that we can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is deemed to be part of this prospectus supplement and accompanying prospectus, and subsequent information that we file with the SEC will automatically update and supersede that information. Any statement contained in a previously filed document incorporated by reference will be deemed to be modified or superseded for purposes of this prospectus supplement to the extent that a statement contained in this prospectus supplement or the accompanying prospectus modifies or replaces that statement.
This prospectus supplement and the accompanying prospectus incorporate by reference the documents set forth below that have previously been filed with the SEC:

•	Our Annual Report on Form 10-K for the year ended December 31, 2018, filed with the SEC on February 15, 2019;

•	Our Current Reports on Form 8-K filed with the SEC on January 7, 2019 and March 4, 2019;

•
The description of our common stock contained in our Registration Statement on Form 8-A, filed with the SEC on November 8, 2017, and any amendment or report filed with the SEC for the purpose of updating such description.

All reports and other documents we file pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of this prospectus supplement and prior to the termination of this offering, but excluding any information furnished to, rather than filed with, the SEC, will also be incorporated by reference into this prospectus supplement and deemed to be part of this prospectus supplement and the accompanying prospectus from the date of the filing of such reports and documents.
We will furnish without charge to each person, including any beneficial owner, to whom a prospectus is delivered, upon written or oral request, a copy of any or all of the documents incorporated by reference into this prospectus supplement and the accompanying prospectus but not delivered with the prospectus.
You may request a free copy of these filings by writing or telephoning us at the following address or telephone number:
Bandwidth Inc.
Attention: Corporate Secretary
900 Main Campus Drive, Suite 100
Raleigh, NC 27606
Telephone: (800) 808-5150
Exhibits to the filings will not be sent, however, unless those exhibits have specifically been incorporated by reference in this prospectus supplement and the accompanying prospectus.

PROSPECTUS
$200,000,000
COMMON STOCK
PREFERRED STOCK
WARRANTS
___________________________
We may offer from time to time:

•	Shares of our Class A common stock;

•	Shares of our preferred stock; and

•	Warrants to purchase any of the other securities that may be sold under this prospectus.
The securities we offer will have an aggregate public offering price of up to $200,000,000. This prospectus provides you with a general description of the securities. We will provide specific terms of any offering in supplements to this prospectus. The securities may be offered separately or together in any combination and as separate series. You should read this prospectus and any prospectus supplement carefully before you invest.
We may sell these securities on a continuous or delayed basis directly, through agents, dealers or underwriters as designated from time to time, or through a combination of these methods. We reserve the sole right to accept, and together with any agents, dealers and underwriters, reserve the right to reject, in whole or in part, any proposed purchase of securities. If any agents, dealers or underwriters are involved in the sale of any securities, the applicable prospectus supplement will set forth any applicable commissions or discounts. Our net proceeds from the sale of securities also will be set forth in the applicable prospectus supplement.
Our common stock is listed on the NASDAQ Global Select Market under the symbol “BAND.” On December 20, 2018, the last reported sale price of our common stock on the NASDAQ Global Select Market was $38.44 per share.
___________________________
INVESTING IN OUR SECURITIES INVOLVES RISKS.
SEE “RISK FACTORS” ON PAGE 3 OF THIS PROSPECTUS AND ANY SIMILAR SECTION CONTAINED IN THE APPLICABLE PROSPECTUS SUPPLEMENT CONCERNING FACTORS YOU SHOULD CONSIDER BEFORE INVESTING IN OUR SECURITIES.
___________________________
Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.
___________________________
The date of this prospectus is February 4, 2019.

___________________________

i

ABOUT THIS PROSPECTUS
This prospectus is part of a registration statement that we filed with the U.S. Securities and Exchange Commission (“SEC”), using a “shelf” registration process. By using a shelf registration statement, we may, from time to time, sell any combination of the securities described in this prospectus in one or more offerings, up to a total dollar amount for all offerings of $200,000,000 in the aggregate, denominated in U.S. dollars or the equivalent in foreign currencies, currency units or composite currencies. This prospectus provides a general description of the securities we may offer. Each time we sell securities under this shelf registration statement, a prospectus supplement to this prospectus will be provided that will contain specific information about the terms of that offering. The prospectus supplement may also add, update or change information contained in this prospectus with respect to that offering. If there is any inconsistency between the information in this prospectus and the applicable prospectus supplement, you should rely on the prospectus supplement (including any information incorporated by reference therein). Before purchasing any securities, you should carefully read both this prospectus and the applicable prospectus supplement, together with the additional information described under the headings “Where You Can Find More Information” and “Information Incorporated by Reference.”
We are responsible for the information contained or incorporated by reference in this prospectus, any accompanying prospectus supplement and in any related free-writing prospectus we prepare or authorize. We have not authorized anyone to give you any other information, and we take no responsibility for any other information that others may give you. We will not make an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this prospectus and the applicable prospectus supplement to this prospectus is accurate as of the date on its respective cover, and that any information incorporated by reference is accurate only as of the date of the document incorporated by reference, unless we indicate otherwise. Our business, financial condition, results of operations and prospects may have changed since those dates.

ii

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS
This prospectus, including the sections entitled “Prospectus Summary,” “Risk Factors,” “Use of Proceeds,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Business,” contains forward-looking statements. In some cases you can identify these statements by forward-looking words such as “believe,” “may,” “will,” “estimate,” “continue,” “anticipate,” “intend,” “could,” “would,” “project,” “plan,” “expect” or the negative or plural of these words or similar expressions.
These forward-looking statements are subject to a number of risks, uncertainties and assumptions, including those described in “Risk Factors.” Moreover, we operate in a very competitive and rapidly changing environment. New risks emerge from time to time. It is not possible for our management to predict all risks, nor can we assess the impact of all factors on our business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements we may make. In light of these risks, uncertainties and assumptions, the forward-looking events and circumstances discussed in this prospectus may not occur and actual results could differ materially and adversely from those anticipated or implied in the forward-looking statements.
You should not rely upon forward-looking statements as predictions of future events. Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee that the future results, levels of activity, performance or events and circumstances reflected in the forward-looking statements will be achieved or occur. Moreover, except as required by law, neither we nor any other person assumes responsibility for the accuracy and completeness of the forward-looking statements. We undertake no obligation to update publicly any forward-looking statements for any reason after the date of this prospectus to conform these statements to actual results or to changes in our expectations.
You should read this prospectus and the documents that we reference in this prospectus and have filed with the SEC as exhibits to the registration statement of which this prospectus is a part with the understanding that our actual future results, levels of activity, performance and events and circumstances may be materially different from what we expect.

iii

OUR COMPANY
We are a leading cloud-based communications platform for enterprises in the United States. Our solutions include a broad range of software application programming interfaces (“APIs”) for voice and text functionality and our owned and managed, purpose-built Internet protocol (“IP”) voice network, one of the largest in the nation. Our sophisticated and easy-to-use software APIs allow enterprises to enhance their products and services by incorporating advanced voice and text capabilities. Companies use our platform to more frequently and seamlessly connect with their end users, add voice calling capabilities to residential Internet of Things (“IoT”) devices, offer end users new mobile application experiences and improve employee productivity, among other use cases. By owning and operating a capital-efficient, purpose-built IP voice network, we are able to offer advanced monitoring, reporting and analytics, superior customer service, dedicated operating teams, personalized support, and flexible cost structures. Over the last ten years, we have pioneered the Communications platform-as-a-service (“CPaaS”) space through our innovation-rich culture and focus on empowering enterprises with end-to-end communications solutions.
As technologies evolve and new mobile applications and connected devices proliferate, enterprises must adapt and innovate their communications solutions to create a “connected” experience anywhere, anytime, on any device. Enterprises looking to capitalize on trends such as voice as an interface and application-to-person (“A2P”) messaging need solutions that are reliable, secure, scalable and cost-efficient. Most software-powered communications providers rely heavily on leased networks and cannot provide enterprise-grade service and support. We believe traditional large-scale network providers lack the capabilities to build robust software platforms for agile development of communications solutions. Enterprises focus on their core businesses and lack the technical know-how or strategic flexibility to build the customized solutions they require in-house. As a result, enterprises need a third-party, end-to-end, cloud-based software solution that eliminates the complexity and expense of building and maintaining their own communications platform.
Our solutions address enterprises’ communications needs, and we believe they are shaping the future of how enterprises connect through embedded voice and text for applications and devices. At the core of our solutions are our communications software APIs, which allow companies to build products and services on top of our cloud-based, out-of-the-box software. Our software APIs include pre-defined functions that are easily customizable for specific use cases without the challenge and expense of building and deploying complex code. Moreover, our platform collects and analyzes terabytes of call and messaging data records in real-time and provide a seamless integration to CRM and Business Intelligence analytics tools to provide meaningful data driven actionable insights for critical business decisions. Customers can then launch and scale applications and solutions with reliability using our own nationwide IP voice network. Our voice software APIs allow enterprises to make and receive phone calls and create advanced voice experiences. Integration with our purpose-built IP voice network ensures enterprise-grade functionality and secure, high-quality connections. Our messaging software APIs provide enterprises with advanced tools to connect with end users via messaging. Our customers also use our solutions to enable 911 response capabilities, real-time provisioning and activation of phone numbers and toll-free number messaging.
We are the only CPaaS provider in the industry with our own nationwide IP voice network, which we have purpose-built for our platform. Our network is capital-efficient and custom-built to support the applications and experiences that make a difference in the way enterprises communicate. Since a communications platform is only as strong as the network that backs it, we believe our network provides a significant competitive advantage in the control, quality, pricing power and scalability of our offering. We are able to control the quality and provide the support our customers expect, as well as efficiently meet scalability and cost requirements.
Our customers currently include only enterprises, which includes large enterprises, small and medium-sized businesses, emerging technology companies and any other business. Our customers operate in a diverse set of industries, including technology, communications, hospitality and services, that need to launch and scale robust communications experiences. Our customers choose Bandwidth because we empower them to embed seamless communications within their products and services in a reliable, flexible, scalable and cost-efficient manner. Our customers include Google Voice, Microsoft Office 365 Skype for Business, Cisco Webex, Dialpad, RingCentral, GoDaddy, Kipsu, Rover and ZipRecruiter, among many others. We do not currently have any consumer or residential customers, although our enterprise customers may utilize our solutions to serve their own consumer or residential customers or end users.
We are incorporated under the laws of the State of Delaware. Our principal executive offices are located at 900 Main Campus Drive, Suite 100, Raleigh, North Carolina 27606, and our telephone number is (800) 808-5150. Our website address is www.bandwidth.com. Our website and the information contained on, or that can be accessed through, our website are not part of this prospectus.

RISK FACTORS
Investment in our securities involves risks. You should carefully consider the risk factors incorporated by reference to our most recent Annual Report on Form 10-K and Quarterly Report on Form 10-Q and any subsequent Quarterly Reports on Form 10-Q or Current Reports on Form 8-K we file after the date of this prospectus, and all other information contained or incorporated by reference into this prospectus, as updated by our subsequent filings under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), as well as the risk factors and other information contained in the applicable prospectus supplement before acquiring any of such securities. The occurrence of any of these risks might cause you to lose all or part of your investment in the offered securities.

USE OF PROCEEDS
We intend to use the net proceeds from the sale of the securities as set forth in the applicable prospectus supplement.

GENERAL DESCRIPTION OF SECURITIES THAT WE MAY SELL
We may offer and sell, at any time and from time to time:

•	Shares of our Class A common stock, par value $0.001 per share,

•	Shares of our preferred stock, par value $0.001 per share,

•	Warrants to purchase any of the other securities that may be sold under this prospectus, or

•	Any combination of these securities.
The terms of any securities we offer will be determined at the time of sale. When particular securities are offered, a supplement to this prospectus will be filed with the SEC, which will describe the terms of the offering and sale of the offered securities.
Class A Common Stock
We may offer shares of our Class A common stock, par value $0.001 per share, either alone or underlying other registered securities convertible into our Class A common stock. Holders of our Class A common stock are entitled to receive dividends declared by our board of directors out of funds legally available for the payment of dividends, subject to rights, if any, of preferred stockholders. Currently, we do not pay a cash dividend. Each holder of Class A common stock is entitled to one vote per share. The holders of Class A common stock have no preemptive rights.
Preferred Stock
Our board of directors has the authority, subject to limitations prescribed by Delaware law, to issue preferred stock in one or more series, to establish from time to time the number of shares to be included in each series, and to fix or alter the rights, preferences and privileges of the preferred stock, along with any limitations or restrictions, including voting rights, dividend rights, conversion rights, redemption privileges and liquidation preferences of each class or series of preferred stock.
Each series of preferred stock, if issued, will be more fully described in the particular prospectus supplement that will accompany this prospectus, including redemption provisions, rights in the event of our liquidation, dissolution or winding-up, voting rights and rights to convert into common stock.
Warrants
We may issue warrants for the purchase of common stock, preferred stock or other securities, property or assets (including rights to receive payment in cash or securities based on the value, rate or price of one or more specified commodities, currencies, securities or indices) as well as other types of warrants. We may issue warrants independently or together with other securities.

DESCRIPTION OF CAPITAL STOCK
General
Our authorized capital stock consists of 120,000,000 shares of common stock, par value $0.001 per share, and 10,000,000 shares of preferred stock, par value $0.001 per share. Our common stock is divided into two classes, Class A common stock and Class B common stock. Our authorized Class A common stock consists of 100,000,000 shares and our authorized Class B common stock consists of 20,000,000 shares.
The following description of our capital stock and provisions of our second amended and restated certificate of incorporation and second amended and restated bylaws are summaries and are qualified by reference to the second amended and restated certificate of incorporation and second amended and restated bylaws. Copies of these documents have been filed with the SEC as exhibits to our registration statement, of which this prospectus forms a part.
Class A Common Stock and Class B Common Stock
As of December 14, 2018, there were (i) 12,898,762 shares of our Class A common stock outstanding and held of record by 43 stockholders and (ii) 6,521,182 shares of Class B common stock outstanding and held of record by 32 stockholders.
Voting Rights
Holders of our Class A common stock and Class B common stock have identical rights, provided that, except as otherwise expressly provided in our second amended and restated certificate of incorporation or required by applicable law, on any matter that is submitted to a vote of our stockholders, holders of our Class A common stock are entitled to one vote per share of Class A common stock and holders of our Class B common stock are entitled to ten votes per share of Class B common stock. Holders of shares of Class A common stock and Class B common stock will vote together as a single class on all matters (including the election of directors) submitted to a vote of stockholders, except that there will be a separate vote of our Class A common stock and Class B common stock in the following circumstances:

•
if we were to seek to amend our second amended and restated certificate of incorporation to increase or decrease the par value of a class of our common stock, then that class would be required to vote separately to approve the proposed amendment; and

•
if we were to seek to amend our second amended and restated certificate of incorporation in a manner that alters or changes the powers, preferences or special rights of a class of our common stock in a manner that affected its holders adversely, then that class would be required to vote separately to approve the proposed amendment.

Our second amended and restated certificate of incorporation provides that we may not increase or decrease the authorized number of shares of Class A common stock or Class B common stock without the affirmative vote of the holders of a majority of the combined voting power of the outstanding shares of Class A common stock and Class B common stock, voting together as a single class. In addition, we may not issue any shares of Class B common stock, unless that issuance is approved by the affirmative vote of the holders of a majority of the outstanding shares of Class B common stock.
We have not provided for cumulative voting for the election of directors in our second amended and restated certificate of incorporation.
Economic Rights
Except as otherwise expressly provided in our second amended and restated certificate of incorporation or required by applicable law, shares of Class A common stock and Class B common stock have the same rights and privileges and rank equally, share ratably and are identical in all respects as to all matters, including, without limitation, those described below.

Dividends. Any dividend or distributions paid or payable to the holders of shares of Class A common stock and Class B common stock shall be paid pro rata, on an equal priority, pari passu basis, unless different treatment of the shares of each such class is approved by the affirmative vote of the holders of a majority of the outstanding shares of the applicable class of stock treated adversely, voting separately as a class; provided, however, that if a dividend or distribution is paid in the form of Class A common stock or Class B common stock (or rights to acquire shares of Class A common stock or Class B common stock), then the holders of the Class A common stock shall receive Class A common stock (or rights to acquire shares of Class A common stock) and holders of Class B common stock shall receive Class B common stock (or rights to acquire shares of Class B common stock).
Liquidation. In the event of our liquidation, dissolution or winding-up, upon the completion of the distributions required with respect to any series of preferred stock that may then be outstanding, our remaining assets legally available for distribution to stockholders shall be distributed on an equal priority, pro rata basis to the holders of Class A common stock and Class B common stock.
Subdivisions and Combinations. If we subdivide or combine in any manner outstanding shares of Class A common stock or Class B common stock, then the outstanding shares of the other class will be subdivided or combined in the same proportion and manner, unless different treatment of the shares of each class is approved by the affirmative vote of the holders of a majority of the outstanding shares of Class A common stock and by the affirmative vote of the holders of a majority of the outstanding shares of Class B common stock, each voting separately as a class.
Change of Control Transaction. In connection with any change of control, the holders of Class A common stock and Class B common stock will be treated equally and identically with respect to shares of Class A common stock or Class B common stock owned by them, unless different treatment of the shares of each class is approved by the affirmative vote of the holders of a majority of the outstanding shares of Class A common stock and Class B common stock, each voting separately as a class.
Conversion
Each share of Class B common stock is convertible at any time at the option of the holder into one share of Class A common stock. In addition, each share of Class B common stock will convert automatically into one share of Class A common stock upon (a) any transfer, whether or not for value and whether voluntary or involuntary or by operation of law, except for certain transfers described in our second amended and restated certificate of incorporation, including, without limitation, certain transfers for tax and estate planning purposes, (b) the date specified by the affirmative vote of the holders of at least 66⅔% of the outstanding shares of Class B common stock and (c) certain stockholders beneficially owning, directly or indirectly, in the aggregate less than 40% of the number of shares of Class B common stock held by such stockholders.
Preferred Stock
Under the terms of our second amended and restated certificate of incorporation, our board of directors is authorized to direct us to issue shares of preferred stock in one or more series without stockholder approval. Our board of directors has the discretion to determine the rights, preferences, privileges and restrictions, including voting rights, dividend rights, conversion rights, redemption privileges and liquidation preferences, of each series of preferred stock.
The purpose of authorizing our board of directors to issue preferred stock and determine its rights and preferences is to eliminate delays associated with a stockholder vote on specific issuances. The issuance of preferred stock could adversely affect the voting power of holders of our common stock and the likelihood that such holders will receive dividend payments and payments upon liquidation. The issuance of preferred stock, while providing flexibility in connection with possible acquisitions, future financings and other corporate purposes, could have the effect of making it more difficult for a third-party to acquire, or could discourage a third-party from seeking to acquire, a majority of our outstanding voting stock. As of the date hereof, there are no shares of preferred stock outstanding, and we have no present plans to issue any shares of preferred stock.

Options
As of December 14, 2018, we had outstanding options to purchase (i) an aggregate of 1,922,169 shares of our Class A common stock under our 2010 Plan, at a weighted-average exercise price of $7.27 per share and (ii) 16,878 shares of our Class A common stock under our 2017 Plan, at a weighted-average exercise price of $22.81 per share.
Restricted Stock Units
As of December 14, 2018, we had outstanding restricted stock units of 325,730 under our 2017 Plan.
Registration Rights
We entered into an Investors’ Rights Agreement with certain holders of shares of our common stock, which we refer to as registrable shares. Under the Investors’ Rights Agreement, holders of registrable shares can demand that we file a registration statement and/or can request that their registrable shares be covered by a registration statement that we are otherwise filing, as described below.
Demand Registration Rights. At any time, the holders of registrable shares entitled to demand registration rights may request that we register all or a portion of their registrable shares for sale under the Securities Act, so long as the request for such registration is for at least 25% of all registrable shares then outstanding (or a lesser percentage if the anticipated aggregate offering price would exceed $10 million). We will effect the registration as requested unless, in the good faith judgment of our board of directors, such registration should be delayed. We may be required to effect two of these registrations. In addition, when we are eligible for the use of Form S-3, or any successor form, holders of registrable shares entitled to demand registration rights may make unlimited requests that we register all or a portion of their registrable shares for sale under the Securities Act on Form S-3, or any successor form, having an anticipated aggregate offering price, net of selling expenses, of at least $3 million so long as the request for registration is for at least 20% of all registrable shares then outstanding.
Incidental Registration Rights. In addition, if at any time we register any shares of our common stock, the holders of all registrable shares are entitled to notice of the registration and to include all or a portion of their registrable shares in the registration.
Other Provisions. In the event that any registration in which the holders of registrable shares participate pursuant to the Investors’ Rights Agreement is an underwritten public offering, the number of registrable shares to be included may, in specified circumstances, be limited due to market conditions.
We will pay all registration expenses related to any demand or incidental registration, other than underwriting discounts, selling commissions and the fees and expenses of the selling stockholders’ own counsel, other than the reasonable fees and disbursements of one counsel for the selling stockholders. Our Investors’ Rights Agreement contains customary cross-indemnification provisions, pursuant to which we are obligated to indemnify the selling stockholders in the event of material misstatements or omissions in the registration statement attributable to us, and they are obligated to indemnify us for material misstatements or omissions in the registration statement attributable to them.
Anti-Takeover Provisions
We are subject to Section 203 of the Delaware General Corporation Law. Subject to certain exceptions, Section 203 prevents a publicly held Delaware corporation from engaging in a “business combination” with any “interested stockholder” for three years following the date that the person became an interested stockholder, unless the interested stockholder attained such status with the approval of our board of directors or unless the business combination is approved in a prescribed manner. A “business combination” includes, among other things, a merger or consolidation involving us and the “interested stockholder” and the sale of more than 10% of our assets. In general, an “interested stockholder” is any entity or person beneficially owning 15% or more of our outstanding voting stock and any entity or person affiliated with or controlling or controlled by such entity or person.

Removal of Directors
Our second amended and restated certificate of incorporation and our second amended and restated bylaws provide that a director may be removed only for cause and only by the affirmative vote of the holders of at least 66⅔% of the votes that all of our stockholders would be entitled to cast in an annual election of directors. Any vacancy on our board of directors, including a vacancy resulting from an enlargement of our board of directors, may be filled only by vote of a majority of our directors then in office.
The limitations on the removal of directors and filling of vacancies could make it more difficult for a third party to acquire, or discourage a third party from seeking to acquire, control of our company.
Super-Majority Voting
The Delaware General Corporation Law provides generally that the affirmative vote of a majority of the shares entitled to vote on any matter is required to amend a corporation’s certificate of incorporation or bylaws, unless a corporation’s certificate of incorporation or bylaws, as the case may be, requires a greater percentage. Our second amended and restated bylaws may be amended or repealed by a majority vote of our board of directors or the affirmative vote of the holders of at least 66⅔% of the votes that all of our stockholders would be entitled to cast in an annual election of directors. In addition, the affirmative vote of the holders of at least 66⅔% of the votes which all our stockholders would be entitled to cast in an election of directors is required to amend or repeal or to adopt any provisions inconsistent with any of the provisions of our second amended and restated certificate of incorporation described in this paragraph and the section captioned “—Removal of Directors.”
Stockholder Action; Special Meeting of Stockholders
Our second amended and restated certificate of incorporation provides that any action required or permitted to be taken by our stockholders must be effected at a duly called annual or special meeting of such stockholders and may not be effected by any consent in writing by such stockholders. Our second amended and restated certificate of incorporation and our second amended and restated bylaws also provide that, except as otherwise required by law, special meetings of our stockholders can only be called by our chairman of the board, our Chief Executive Officer or our board of directors.
Exclusive Jurisdiction
Our second amended and restated bylaws provide that, unless we consent to the selection of an alternative forum, the Court of Chancery of the State of Delaware shall be the sole and exclusive forum for any derivative action or proceeding brought on our behalf, any action asserting a claim of breach of fiduciary duty owed by any of our directors, officers, or other employees to us or to our stockholders, any action asserting a claim governed by the internal affairs doctrine or any action asserting a claim arising pursuant to the Delaware General Corporation Law.
Authorized but Unissued Shares
The authorized but unissued shares of our Class A common stock and preferred stock are available for future issuance without stockholder approval, subject to any limitations imposed by the listing standards of the NASDAQ Global Select Market. These additional shares may be used for a variety of corporate finance transactions, acquisitions and employee benefit plans. The existence of authorized but unissued and unreserved common stock and preferred stock could make more difficult or discourage an attempt to obtain control of us by means of a proxy contest, tender offer, merger or otherwise.
Transfer Agent and Registrar
The transfer agent and registrar for our Class A common stock is American Stock Transfer & Trust Company, LLC.

Listing
Our Class A common stock is listed on the NASDAQ Global Select Market under the symbol “BAND”.

DESCRIPTION OF WARRANTS
We may issue warrants, including warrants to purchase preferred stock, common stock or other securities, property or assets (including rights to receive payment in cash or securities based on the value, rate or price of one or more specified commodities, currencies, securities or indices) as well as other types of warrants. We may issue warrants independently or together with any other securities, and they may be attached to or separate from those securities. We will issue the warrants under warrant agreements between us and a bank or trust company, as warrant agent, that we will describe in the prospectus supplement relating to the warrants that we offer.
The following description of the terms of the warrants is a summary. It summarizes only those terms of the warrants and the warrant agreement which we believe will be most important to your decision to invest in our warrants. You should keep in mind, however, that it is the warrant agreement and the warrant certificate relating to the warrants, and not this summary, which defines your rights as a warrant holder. There may be other provisions in the warrant agreement and the warrant certificate relating to the warrants which are also important to you. You should read these documents for a full description of the terms of the warrants. You should read the particular terms of any warrants that we offer and any warrant agreement relating to any warrants described in more detail in a prospectus supplement and any related free writing prospectus. These documents will be included or incorporated by reference as exhibits to the registration statement of which this prospectus is a part. The prospectus supplement will also state whether any of the generalized provisions summarized below do not apply to the warrants being offered.
Warrants
We may issue warrants in the future. We will describe in the applicable prospectus supplement the following terms of those warrants:

•	the title of the warrants,

•
the securities, which may include preferred stock, common stock or other securities, property or assets (including rights to receive payment in cash or securities based on the value, rate or price of one or more specified commodities, currencies, securities or indices), for which you may exercise the warrants,

•	the aggregate number of the warrants,

•
the price or prices at which we will issue the warrants, the number of securities or amount of other property or assets that you may purchase upon exercise of each warrant and the price or prices at which such securities, property or assets may be purchased,

•	currency, currencies, or currency units, if other than in U.S. dollars, in which such debt warrants are to be issued or for which the debt warrants may be exercised,

•	the procedures and conditions relating to the exercise of the warrants,

•
the designation, stated value and terms (including, without limitation, liquidation, dividend, conversion and voting rights) of any related securities issued with the warrants, and the number of warrants issued with each security,

•	the date, if any, from which you may separately transfer the warrants and the related securities,

•	the date on which your right to exercise the warrants commences, and the date on which your right expires,

•	the maximum or minimum number of warrants which you may exercise at any time,

•	the terms of any rights to redeem or call the warrants,

•	if applicable, a discussion of material United States federal income tax considerations, and

•	any other terms of the warrants, including terms, procedures and limitations relating to your exchange and exercise of the warrants.

We will also describe in the applicable prospectus supplement any provisions for a change in the exercise price or the expiration date of the warrants and the kind, frequency and timing of any notice to be given. You may exchange warrant certificates for new warrant certificates of different denominations and may exercise warrants at the corporate trust office of the warrant agent or any other office that we indicate in the applicable prospectus supplement. Prior to the exercise of your warrants, you will not be entitled:

•	to vote, consent or receive dividends,

•	receive notice as stockholders with respect to any meeting of stockholders for the election of our directors or any other matter, or

•	exercise any rights as stockholders of Bandwidth.
Exercise of Warrants
We will describe in the prospectus supplement relating to the warrants the principal amount or the number of our securities, or amounts of other securities, property or assets that you may purchase for cash upon exercise of a warrant, and the exercise price. You may exercise a warrant as described in the prospectus supplement relating to the warrants at any time up to the close of business on the expiration date stated in the prospectus supplement. Unexercised warrants will become void after the close of business on the expiration date, or any later expiration date that we determine.
We will forward the securities purchasable upon the exercise as soon as practicable after receipt of payment and the properly completed and executed warrant certificate at the corporate trust office of the warrant agent or other office stated in the applicable prospectus supplement. If you exercise less than all of the warrants represented by the warrant certificate, we will issue you a new warrant certificate for the remaining warrants.

PLAN OF DISTRIBUTION
We may offer and sell the securities described in this prospectus from time to time pursuant to underwritten public offerings, negotiated transactions, block trades or a combination of these methods or through underwriters or dealers, through agents and/or directly to one or more purchasers or through a combination of these methods. The securities may be distributed from time to time in one or more transactions:

•	at a fixed price or prices, which may be changed,

•	at market prices prevailing at the time of sale,

•	at prices related to such prevailing market prices, or

•	at negotiated prices.
Each time that we sell securities covered by this prospectus, we will provide a prospectus supplement or supplements that will describe the method of distribution and set forth the terms and conditions of the offering of such securities, including (i) the name or names of any underwriters, dealers or agents and the amounts of securities underwritten or purchased by each of them; (ii) if a fixed price offering, the public offering price of the securities and the proceeds from the sale; (iii) any options under which underwriters may purchase additional securities from us; (iv) any underwriting discounts or commissions or agency fees and other items constituting underwriters’ or agents’ compensation; (v) terms and conditions of the offering; and (vi) any discounts, commissions or concessions allowed or reallowed or paid to dealers.
Offers to purchase the securities being offered by this prospectus may be solicited directly. Agents may also be designated to solicit offers to purchase the securities from time to time. Any agent involved in the offer or sale of our securities will be identified in a prospectus supplement.
If a dealer is utilized in the sale of the securities being offered by this prospectus, the securities will be sold to the dealer, as principal. The dealer may then resell the securities to the public at varying prices to be determined by the dealer at the time of resale.
If an underwriter is utilized in the sale of the securities being offered by this prospectus, an underwriting agreement will be executed with the underwriter at the time of sale and the name of any underwriter will be provided in the prospectus supplement that the underwriter will use to make resales of the securities to the public. In connection with the sale of the securities, the purchasers of securities for whom the underwriter may act as agent may compensate the underwriter in the form of underwriting discounts or commissions. The underwriter may sell the securities to or through dealers, and those dealers may receive compensation in the form of discounts, concessions or commissions from the underwriters and/or commissions from the purchasers for which they may act as agent. Unless otherwise indicated in a prospectus supplement, an agent will be acting on a best efforts basis and a dealer will purchase securities as a principal, and may then resell the securities at varying prices to be determined by the dealer.
Any compensation paid to underwriters, dealers or agents in connection with the offering of the securities, and any discounts, concessions or commissions allowed by underwriters to participating dealers will be provided in the applicable prospectus supplement. Underwriters, dealers and agents participating in the distribution of the securities may be deemed to be underwriters within the meaning of the Securities Act, and any discounts and commissions received by them and any profit realized by them on resale of the securities may be deemed to be underwriting discounts and commissions. We may enter into agreements to indemnify underwriters, dealers and agents against civil liabilities, including liabilities under the Securities Act, or to contribute to payments they may be required to make in respect thereof and to reimburse those persons for certain expenses.
Each series of securities will be a new issue of securities and will have no established trading market, other than our Class A common stock, which is listed on the NASDAQ Global Select Market. The securities other than the Class A common stock may or may not be listed on a national securities exchange and no assurance can be given that there will be a secondary market for any such securities or liquidity in the secondary market if one develops. Any underwriters to whom securities are sold by us for public offering and sale may make a market in the securities, but such underwriters will not be obligated to do so and may discontinue any market making at any time without notice.
To facilitate the offering of securities, certain persons participating in the offering may engage in transactions that stabilize, maintain or otherwise affect the price of the securities. This may include over-allotments or short sales of the securities, which involve the sale by persons participating in the offering of more securities than were sold to them. In these circumstances, these persons would cover such over-allotments or short positions by making purchases in the open market or by exercising their over-allotment option, if any. In addition, these persons may stabilize or maintain the price of the securities by bidding for or purchasing securities in the open market or by imposing penalty bids, whereby selling concessions allowed to dealers participating in the offering may be reclaimed if securities sold by them are repurchased in connection with stabilization transactions. The effect of these transactions may be to stabilize or maintain the market price of the securities at a level above that which might otherwise prevail in the open market. These transactions may be discontinued at any time.
We may engage in at the market offerings into an existing trading market in accordance with Rule 415(a)(4) under the Securities Act. In addition, we may enter into derivative transactions with third parties, or sell securities not covered by this prospectus to third parties in privately negotiated transactions. If the applicable prospectus supplement indicates, in connection with those derivatives, the third parties may sell securities covered by this prospectus and the applicable prospectus supplement, including short sale transactions. If so, the third party may use securities pledged by us or borrowed from us or others to settle those sales or to close out any related open borrowings of stock, and may use securities received from us in settlement of those derivatives to close out any related open borrowings of stock. The third party in such sale transactions will be an underwriter and will be identified in the applicable prospectus supplement or a post-effective amendment to this registration statement.
The specific terms of any lock-up provisions in respect of any given offering will be described in the applicable prospectus supplement.
The underwriters, dealers and agents may engage in transactions with us, or perform services for us, in the ordinary course of business for which they receive compensation.

LEGAL MATTERS
The validity of the Class A common stock offered hereby will be passed upon for us by Latham & Watkins LLP.
EXPERTS
The consolidated financial statements of Bandwidth Inc. appearing in Bandwidth Inc.’s Annual Report (Form 10-K) for the year ended December 31, 2017, have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their report thereon, included therein, and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such report given on the authority of such firm as experts in accounting and auditing.
WHERE YOU CAN FIND MORE INFORMATION
We file annual, quarterly and special reports and other information with the SEC. You may read and obtain copies at prescribed rates of any document that we file with the SEC at its Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the Public Reference Room. The SEC also maintains a website that contains reports, proxy and information statements and other information about issuers, such as us, who file electronically with the SEC. The address of that website is http://www.sec.gov.
Our common stock is traded on the Global Select Market of the NASDAQ Stock Market. Material filed by us can be inspected at the offices of the Financial Industry Regulatory Authority, 1735 K Street, N.W., Washington, D.C. 20006.
INFORMATION INCORPORATED BY REFERENCE
The SEC’s rules allow us to “incorporate by reference” information into this prospectus, which means that we can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is deemed to be part of this prospectus, and subsequent information that we file with the SEC will automatically update and supersede that information. Any statement contained in a previously filed document incorporated by reference will be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained in this prospectus modifies or replaces that statement.
We incorporate by reference our documents listed below and any future filings made by us with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act between the date of this prospectus and the termination of the offering of the securities described in this prospectus (other than information that is furnished and not deemed filed under the Exchange Act). Such information will be incorporated by reference into this prospectus and deemed to be part of this prospectus from the date of the filing of such reports and documents.
This prospectus and any accompanying prospectus supplement incorporate by reference the documents set forth below that have previously been filed with the SEC:

•	Our Annual Report on Form 10-K for the year ended December 31, 2017, filed with the SEC on February 26, 2018;

•	Our Quarterly Reports on Form 10-Q for the quarters ended March 31, 2018, June 30, 2018 and September 30, 2018, filed with the SEC on May 4, 2018, August 3, 2018 and November 1, 2018, respectively;

•	Our Definitive Proxy Statement on Schedule 14A, filed with the SEC on April 11, 2018;

•	Our Current Reports on Form 8-K filed with the SEC on January 17, 2018, February 9, 2018, May 18, 2018, October 30, 2018 and December 21, 2018.

•
The description of our common stock contained in our Registration Statement on Form 8-A, filed with the SEC on November 8, 2017, and any amendment or report filed with the SEC for the purpose of updating such description.

We will furnish without charge to each person, including any beneficial owner, to whom a prospectus is delivered, upon written or oral request, a copy of any or all of the documents incorporated by reference into this prospectus but not delivered with the prospectus.
You may request a free copy of these filings by writing or telephoning us at the following address or telephone number:
Bandwidth Inc.
Attention: Corporate Secretary
900 Main Campus Drive, Suite 100
Raleigh, NC 27606
Telephone: (800) 808-5150
Exhibits to the filings will not be sent, however, unless those exhibits have specifically been incorporated by reference in this prospectus and any accompanying prospectus supplement.

2,500,000 shares
Class A Common Stock

PROSPECTUS SUPPLEMENT

MORGAN STANLEY
J.P. MORGAN
KEYBANC CAPITAL MARKETS
BAIRD
CANACCORD GENUITY
JMP SECURITIES

March 6, 2019.